EXHIBIT 10.3
Execution Version

RALEIGH ASSET PURCHASE AND SALE AGREEMENT

dated as of June 30, 2015

by and between
INVENERGY WIND CANADA GREEN HOLDINGS ULC,
an unlimited liability corporation incorporated under the laws of the Province of Alberta, as Seller Parent
and

TERRAFORM IWG ONTARIO HOLDINGS, LLC
a limited liability company formed under the laws of the State of Delaware, as Purchaser

and to which intervene

INVENERGY WIND GLOBAL LLC,
a limited liability company formed under the laws of the State of Delaware as Invenergy Indemnitor

and
MARUBENI CORPORATION,
a corporation incorporated under the laws of Japan
as Marubeni Indemnitor
and
CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC,
a body formed under the Act respecting the Caisse de dépôt et placement du Québec, R.S.Q., chapter C-2 as CDPQ Indemnitor

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS, INTERPRETATION    1

1.01	Definitions 1

1.02	Interpretation 16
ARTICLE 2 SALE OF ACQUIRED ASSETS AND CLOSING    17

2.01	Purchase and Sale 17

2.02	Payment of Purchase Price 17

2.03	Closing 18

2.04	Purchase Price Adjustment. 19

2.05	Obligation to pay Credit Facility Obligations. 21
ARTICLE 3 REPRESENTATIONS AND WARRANTIES IN RESPECT OF SELLER PARENT AND EACH SELLER INDEMNITOR    23

3.01	Seller Parent. 23

3.02	Invenergy Indemnitor. 25

3.03	Marubeni Indemnitor. 26

3.04	CDPQ Indemnitor. 27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES IN RESPECT OF SELLER AND PROJECT    28

4.01	Existence; Corporate Power. 28

4.02	Authority 29

4.03	No Consent 29

4.04	No Conflicts. 29

4.05	Regulatory Matters and Governmental Approvals 30

4.06	Legal Proceedings. 30

4.07	Financial Statements; Absence of Undisclosed Liabilities 30

4.08	Taxes 31

4.09	Employees 32

4.10	Material Seller Contracts 32

4.11	Permits 34

4.12	Affiliate Transactions 35

4.13	Environmental Matters 35

4.14	Personal and Real Property. 35

4.15	Insurance 37

4.16	Compliance with Laws. 38

4.17	Warranties. 38

4.18	Bank Accounts. 38

4.19	Intellectual Property. 38

4.20	Absence of Certain Changes. 39

4.21	First Nations. 39

4.22	No Other Warranties 39
ARTICLE 5 REPRESENTATIONS AND WARRANTIES IN RESPECT OF PURCHASER AND PURCHASER PARENT    40

5.01	Purchaser. 40

5.02	Purchaser Parent. 42
ARTICLE 6 COVENANTS OF SELLER PARENT    44

6.01	Regulatory and Other Permits 44

6.02	Access to Information 44

6.03	Conduct of Business. 45

6.04	Pre-Closing Reorganization. 47

6.05	Exclusivity 47

6.06	Records 48

6.07	Fulfillment of Conditions 48

6.08	Further Assurances 48

6.09	Disclosure Schedules Update. 49

6.10	Project Personnel. 49

6.11	Intercompany Obligations. 50

6.12	Cooperation. 50
ARTICLE 7 COVENANTS OF PURCHASER    51

7.01	Regulatory and Other Permits 51

7.02	Fulfillment of Conditions 51

7.03	Further Assurances 51

7.04	Replacement of Support and Affiliate Obligations 52

7.05	Assumed Liabilities. 52

7.06	Project Personnel. 52

7.07	Expansion Rights. 53

7.08	Purchaser Parent Guaranty. 53
ARTICLE 8 CONDITIONS TO OBLIGATIONS OF PURCHASER    53

8.01	Bring-Down of Seller Parent’s Representations and Warranties 54

8.02	Performance Prior to and at Closing 54

8.03	Bill of Sale 54

v

8.04	Transition Services Agreement. 54

8.05	Litigation 54

8.06	Governmental Approvals 54

8.07	Consents 54

8.08	Officers’ Certificates 55

8.09	No Material Adverse Effect 55

8.10	Facility Management Agreement. 55

8.11	Contracts to be Terminated. 55

8.12	Competition Act Approval and Investment Canada Act Clearance. 55

8.13	Title Insurance. 55

8.14	Additional Purchases. 55

8.15	Credit Facility Obligations. 55
ARTICLE 9 CONDITIONS TO OBLIGATIONS OF SELLER PARENT    56

9.01	Bring-Down of Purchaser’s Representations and Warranties 56

9.02	Performance Prior to and at Closing 56

9.03	Governmental Approvals 56

9.04	Consents 56

9.05	Litigation 56

9.06	Certificates 56

9.07	Bill of Sale and Leasehold Assignment. 57

9.08	Facility Management Agreement. 57

9.09	Competition Act Approval and Investment Canada Act Clearance 57

9.10	Personnel. 57

9.11	Release of Material Seller Contracts. 57

9.12	Credit Facility Obligations. 57

9.13	Additional Purchases. 57

9.14	Support and Affiliate Obligations 58
ARTICLE 10 TAX MATTERS    58

10.01	Certain Taxes 58

10.02	ETA Election. 58

10.03	Tax Act Election. 58

10.04	Allocation of Purchase Price 59
ARTICLE 11 SURVIVAL    59

11.01	Survival of Representations, Warranties, Covenants and Agreements 59
ARTICLE 12 INDEMNIFICATION    59

12.01	Indemnification by Seller Indemnitors 59

12.02	Indemnification by Purchaser 61

12.03	Period for Making Claims 61

12.04	Limitations on Claims 62

12.05	Procedure for Indemnification 63

12.06	Rights of Indemnifying Party 64

12.07	Exclusive Remedy 65

12.08	Treatment of Payment. 65

12.09	Payment of Claims. 65
ARTICLE 13 TERMINATION    65

13.01	Termination 65

13.02	Effect of Termination 66
ARTICLE 14 COMPETITION ACT APPROVAL    66
ARTICLE 15 MISCELLANEOUS    67

15.01	Waiver of Bulk Sales Laws. 67

15.02	Notices. 67

15.03	Entire Agreement 69

15.04	Specific Performance 69

15.05	Time of the Essence 69

15.06	Expenses 69

15.07	Confidentiality 70

15.08	Waiver 71

15.09	Amendment 71

15.10	No Third Party Beneficiary 71

15.11	Assignment 71

15.12	Severability 72

15.13	Governing Law 72

15.14	Consent to Jurisdiction. 72

15.15	Waiver of Jury Trial 73

15.16	Attorneys’ Fees 73

15.17	Limitation on Certain Damages 73

15.18	Disclosures 74

15.19	Facsimile Signature; Counterparts 74

15.20	Public Announcements 74

15.21	No Strict Construction 75

15.22	Financing Sources. 75

x

EXHIBITS
Exhibit A    Form of Bill of Sale
Exhibit B    Form of Leasehold Assignment
Exhibit C    [Reserved]
Exhibit D    Form of Closing Certificate of Seller Parent
Exhibit E    Form of Secretary’s Certificate of Seller Parent
Exhibit F    Form of Closing Certificate of Purchaser
Exhibit G    Form of Secretary’s Certificate of Purchaser
Exhibit H    Form of Purchaser Parent Guaranty
Exhibit I    Form of Transition Services Agreement

ANNEXES
Annex 1    Project Description and Acquired Assets
Annex 2    Assumed Liabilities
Annex 3    Expansion Rights
Annex 4    Knowledge of Seller Parent
Annex 5     Support and Affiliate Obligations
Annex 6    Contracts to be Terminated
Annex 7    Reserve Accounts

SCHEDULES

Schedule 10.04	Allocation Schedule
Seller Disclosure Schedules
Schedule 1.01	Liens
Schedule 3.01(f)	Legal Proceedings Against Seller Parent
Schedule 4.03	Seller Consents
Schedule 4.05	Seller Approvals
Schedule 4.06	Legal Proceedings Against Seller
Schedule 4.07(a)	Seller’s Financial Statements
Schedule 4.07(b)	Liabilities
Schedule 4.07(c)	Distributions
Schedule 4.10	Material Seller Contracts
Schedule 4.11	Permits
Schedule 4.12	Affiliate Transactions
Schedule 4.13	Environmental Matters
Schedule 4.14(a)	Owned Real Property
Schedule 4.14(b)	Project Real Property Agreements
Schedule 4.14(c)	Title Insurance Policies
Schedule 4.14(f)	Enforceability of Project Real Property Agreements
Schedule 4.14(k)	Equipment and Other Tangible Personal Property
Schedule 4.15	Insurance Policies and Outstanding Claims
Schedule 4.16	Compliance with Laws
Schedule 4.18	Bank Accounts, Investment Accounts and Safety Deposit Boxes

Schedule 4.20	Absence of Certain Changes
Schedule 6.03(b)	Actions Out of the Ordinary Course
Schedule 6.10(a)	Project Personnel
Schedule 6.11	Intercompany Obligations
Purchaser Disclosure Schedules
Schedule 5.01(c)	Purchaser Consents and Purchaser Approvals

ASSET PURCHASE AND SALE AGREEMENT
This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 30, 2015 (the “Effective Date”), is made and entered into by and among INVENERGY WIND CANADA GREEN HOLDINGS ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Seller Parent”), and TERRAFORM IWG ONTARIO HOLDINGS, LLC, a limited liability company formed under the laws of the State of Delaware (“Purchaser”), and to which intervene INVENERGY WIND GLOBAL LLC, a limited liability company formed under the laws of the State of Delaware (“Invenergy Indemnitor”), MARUBENI CORPORATION, a corporation incorporated under the laws of Japan (“Marubeni Indemnitor”), and CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, a body formed under the Act respecting the Caisse de dépôt et placement du Québec, R.S.Q., chapter C-2 (“CDPQ Indemnitor”). Seller Parent and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used, and not otherwise defined, herein shall have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Seller Parent owns an indirect interest in Raleigh Wind Power Partnership, a limited partnership formed under the laws of the Province of Ontario (“Seller”), the sole general partner of Seller is Invenergy Canada Wind 1 Limited, a corporation incorporated under the laws of the Province of Alberta (the “General Partner”), and Seller owns a 78MW wind generation facility located in or near the city of Chatham-Kent, Ontario, Canada (the “Project”), as described on Annex 1 hereto.
WHEREAS, Seller Parent desires to cause Seller to sell, and Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement, all of the assets constituting the Project (other than the Excluded Assets, as defined herein), and Purchaser agrees to assume all of the Assumed Liabilities (as defined herein).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Seller Indemnitors agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATION
1.01    Definitions.
As used in this Agreement, the following defined terms have the meanings indicated below:
“Accounting Principles” means the principles and methodologies used in connection with the preparation of the Financial Statements, applied on a consistent basis, and otherwise in accordance with GAAP, provided that in the event of any conflict between such principles and methodologies and GAAP, such principles and methodologies shall govern.
“Acquired Assets” means, with respect to the Project, all of the Seller’s rights, title and interest to the property, assets, goodwill and business as a going concern of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, which are owned or leased by the Seller or in which the Seller otherwise has any right, title or interest, including all equipment, machinery, facilities, reports, licenses, wind data, proprietary rights in respect of software and programs, Project Real Property, Contracts, Permits (to the extent transferable), Reserve Accounts and the cash therein, all bank and other accounts including those identified on Schedule 4.18 and the cash therein (except if, and to the extent that, such cash is applied to the payment of the Credit Facility Obligations pursuant to Section 2.03(c)), current assets (including accounts receivable), warranties and other assets of the Seller which relate to the Project, and including those assets, Contracts, Permits, warranties and other assets described in Annex 1, provided that the foregoing shall not include Excluded Assets.
“Action or Proceeding” means any action, contest, cause of action, claim, complaint, litigation, hearing, suit, dispute, arbitration, mediation, proceeding or investigation (whether civil, criminal, administrative, investigative or informal or otherwise) of or before any Governmental Authority or before any arbitrator (but with respect to any investigation only an investigation of which the applicable Person has Knowledge or has received written notice).
“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to Section 102 of the Competition Act.
“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
“Agreement” means this Asset Purchase and Sale Agreement and the exhibits, the annexes and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.
“Allocation Schedule” has the meaning set forth in Section 10.04.
“Assumed Liabilities” means (a) all Liabilities of the Seller as of the Closing Date; (b) those Liabilities specifically set forth in Annex 2; (c) all Liabilities of the General Partner as of the Closing Date to the extent such Liabilities are also Liabilities of the Seller and for which the General Partner has Liability as a result of its status as a general partner of Seller; provided that “Assumed Liabilities” shall exclude all Excluded Liabilities; and further provided that if the Debt Assumption Option is exercised in accordance with Section 2.05, the “Assumed Liabilities” shall include (and the “Excluded Liabilities” shall exclude) any and all Liabilities in connection with or pursuant to the Credit Agreement and the other Loan Documents, including the Credit Facility Obligations.
“Bank Accounts” has the meaning set forth in Section 4.18.

“Base Purchase Price” means C$171,773,322.
“Bill of Sale” means the Bill of Sale to be entered into on the Closing Date between Seller and Purchaser, in substantially the form of Exhibit A attached hereto.
“Business” means the business and operations of the Seller and the Project.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, Chicago or Toronto are authorized or obligated to close.
“Calculation” has the meaning set forth in Section 2.04(a).
“Calculation Date” means June 30, 2015.
“Calculation Date Balance Sheet” has the meaning set forth in Section 2.04(a).
“Cap” has the meaning set forth in Section 12.04(b).
“Cash Purchase Price” means the Base Purchase Price as increased or decreased (as the case may be) by the Purchase Price Adjustment (depending on whether such Purchase Price Adjustment is a positive or negative number) in accordance with Section 2.04(d).
“CDPQ Indemnitor” has the meaning set forth in the preamble of this Agreement, and includes its successors and permitted assigns.
“Closing” has the meaning set forth in Section 2.03(a).
“Closing Date” is the date on which the Closing occurs.
“Commercial Operation Date” means the date Commercial Operation (as defined in the RES III Contract) was achieved for the Project, as more particularly set out and confirmed in a letter dated March 15, 2011 from the Ontario Power Authority (predecessor to the IESO) to Seller and Made Available to Purchaser.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or any Person duly authorized to exercise the powers of the Commissioner of Competition.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means (i) the issuance of an Advance Ruling Certificate with respect to the transactions contemplated by this Agreement, or (ii) Purchaser and Seller have given the notice under Section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable period under Section 123 of the Competition Act has expired or been waived in accordance with the Competition Act, or (iii) the obligation to give the requisite notice with respect to the transactions contemplated by this Agreement has been waived pursuant to Subsection 113(c) of the Competition Act, and, in the case of (ii) or (iii), Purchaser has been advised in writing by the Commissioner of Competition that he is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement, and the form of and any terms and conditions attached to any such advice are acceptable to Purchaser and Seller Parent, acting reasonably, and such advice has not been rescinded or amended.
“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement dated February 18, 2015 between SunEdison, LLC and Invenergy Wind LLC.
“Connection Cost Recovery Agreement” means the Generation Facility Connection and Cost Recovery Agreement dated as of June 18, 2010 between the Seller and Hydro One Networks Inc., as amended or supplemented from time to time.
“Constitutive Documents” means, with respect to any Person, as applicable, all organizational or formation documents, articles of incorporation, by-laws, limited partnership agreements, declarations of limited partnership, memorandums of association, member agreements or similar Contracts relating to the ownership, formation or governance of such Person.
“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement, or other contract, entered into by a Person or by which a Person or any of its assets are bound.
“Control” when used with respect to any particular Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, in its capacity as manager, sole or managing member, general partner, by contract or otherwise, and the terms “Control”, “Controlling” and “Controlled” have meanings correlative to the foregoing.
“Credit Agreement” means the credit agreement, dated as of January 15, 2010, among Seller, the General Partner, the financial institutions party thereto as lenders, The Manufacturers Life Insurance Company, as agent, as amended on July 13, 2010 by a first amendment to credit agreement, on April 15, 2011 by a second amendment to credit agreement and on April 16, 2015 by a third amendment to credit agreement, as the same may be further amended or supplemented from time to time.
“Credit Facility Obligations” means any and all Liabilities of the Seller under the Financing Documents, including (a) any Obligations (as defined in the Credit Agreement), or other amounts owing by Seller under the Financing Documents and all Liabilities of the General Partner under the Financing Documents to the extent such Liabilities are also Liabilities of the Seller and for which the General Partner has Liability as a result of its status as a general partner of the Seller, and (b) any make-whole, penalty, swap breakage fees or other termination payments.
“Debt Assumption Option” has the meaning set forth in Section 2.05.
“Deductible” has the meaning set forth in Section 12.04(a).

“Disclosure Schedules” means the schedules attached to or accompanying this Agreement, and dated as of the date hereof.
“Effective Date” has the meaning set forth in the Preamble.
“Electronic Data Room” the Intralinks website established by Seller Parent in the folder named “Project Einstein” and the FTP site established by Seller Parent at the address: https://invenergy.brickftp.com/f/53aa76b97 ; to which Purchaser’s representatives, advisors and consultants have been provided access.
“Employee Plan” means all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former directors, officers or employees of the Seller maintained, sponsored or funded by the Seller, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which the Seller may have any liability, contingent or otherwise.
“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, provincial or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Project as of: (a) the Effective Date; and (b) future years for which allocations have been established and are in effect as of the Effective Date.
“Environmental Claim” means any suit, action, demand, directive, claim, lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each such case alleging any liability under or violation of or noncompliance with any applicable Environmental Law.
“Environmental Law” means any applicable Law pertaining to the environment, human health and safety, Hazardous Substances, and physical and biological natural resources and all Contracts or Permits issued by a Governmental Authority pursuant to such Laws.
“Environmental Permits” means all Permits required under all Environmental Laws.
“ETA” means the Excise Tax Act (Canada), and the regulations promulgated thereunder, as amended from time to time.
“Excluded Assets” means the following: (a) Seller’s and General Partner’s Constitutive Documents, qualifications to conduct business as an entity, arrangements with registered agents relating to qualifications, taxpayer and other identification numbers, seals, minute books, stock/equity transfer books, blank stock (or other similar) certificates, and other documents relating to the organization, maintenance, and existence of Seller or General Partner as an entity, (b) Seller’s and General Partner’s, on its own behalf and on behalf of Seller, rights under the Transaction Documents to which it is a party (or under any side agreement between Seller or General Partner, on its own behalf and on behalf of Seller, on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement), (c) the Electricity Generation License EG-2009-0151 issued by the Ontario Energy Board, (d) Tax receivables of Seller or General Partner, (e) the insurance policies issued to or benefitting the Seller or General Partner and all proceeds therefrom and rights thereunder, and (f) the Contracts between the Seller or the General Partner and any of their respective partners, shareholders or Affiliates and all of their rights thereunder.
“Excluded Liabilities” means, except as may be expressly set forth in this Agreement (including, for greater certainty, in Section 15.06) or expressly set forth in any other Transaction Document: (a) all Liabilities of the Seller and General Partner arising under or relating to the Transaction Documents and the consummation of the transactions contemplated thereby; (b) all Liabilities of the Seller and General Partner to any of their partners, shareholders, Affiliates, or to any officer, director, or employee of either Seller, General Partner or of their Affiliates; (c) all Liabilities of the Seller and General Partner arising under or relating to the Contracts between the Seller and any of its Affiliates listed on Schedule 4.12; (d) all Liabilities of Seller and General Partner arising under or relating to the Excluded Assets (other than any Liabilities arising under applicable sales Tax legislation, to the extent that they are set-off against an amount of a Tax receivable that constitutes an Excluded Asset); (e) all Liabilities of the Seller for (i) Taxes imposed on net income, including any such Liability imposed under the Tax Act; or (ii) all Taxes, other than Tax imposed on net income, that accrue or are due prior to the Calculation Date, except to the extent that any such Taxes are reflected on the Calculation Date Balance Sheet; (f) those Liabilities arising or relating to insurance policies issued to or benefiting the Seller; (g) all Liabilities of the Seller described in Section 7.06(c); (h) all Liabilities of the Seller and General Partner for any finder’s fee, brokerage commission or similar payment to Goldman Sachs & Co in connection with the transactions contemplated by this Agreement, (i) any Liabilities for interest or penalties in respect of Taxes that would not have been payable but for a failure by the Seller or the General Partner to pay an amount of Tax when due between the Calculation Date and the Closing Date, or in respect of a failure to file a Tax Return when due between the Calculation Date and the Closing Date, (j) any Liabilities incurred or suffered by the Seller or the General Partner pursuant to transactions to which the Seller or the General Partner is a party as part of or in connection with the Seller Pre-Closing Reorganization; and (k) unless the Debt Assumption Option is exercised in accordance with Section 2.05, any and all Liabilities in connection with or pursuant to the Credit Agreement and the other Loan Documents, subject to the Purchaser’s obligations pursuant to Sections 2.02, 2.03 and 15.06(b)(i).
“Expansion Rights” means any real or personal, tangible or intangible property rights (including collection rights, transmission rights, interconnection rights and rights to any operation and maintenance building or related facilities) necessary for the ownership, development, construction, operation or maintenance of electric generation facilities other than the Project by Seller or its Affiliates in the vicinity of the Project but not necessary for the ownership, development, construction, operation or maintenance of the Project, including the rights described in Annex 3.

“Facility Management Agreement” means the Facility Management Agreement entered into on January 25, 2010 between Invenergy Services and Seller, as the same may be amended or supplemented from time to time.
“Final Determination Date” has the meaning set forth in Section 2.04(d).
“Financing” has the meaning set forth in Section 6.12.
“Financing Sources” means, other than Purchaser or any of its Affiliates, the entities that have directly or indirectly committed to provide, or otherwise entered into agreements with Terraform Power Operating, LLC in connection with, the financing for the purchase of the Acquired Assets contemplated by that certain Project Thor Commitment Letter to be dated July 1, 2015, including the Lead Arrangers and the parties to any joinder to such commitment letter or any loan or credit agreement or underwriting agreement (or other definitive documentation) relating thereto, together with their respective Affiliates and their or their respective Affiliates’ general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or officers and their respective successors and assigns.
“Financial Statements” has the meaning set forth in Section 4.07.
“Financing Documents” has the meaning set forth in the Credit Agreement.
“First Nations” means any first nations, Métis and/or indigenous and/or aboriginal person(s), tribe(s) and/or band(s) of Canada.
“First Nations Claims” means any written claims, assertions, threats or demands, whether proven or unproven, made by any First Nations to the Seller, the Seller Parent or any Affiliate of Seller or Seller Parent, or any representative thereof, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of the Project, or Project Real Property.
“Fundamental Representations” has the meaning set forth in Section 12.03.
“GAAP” has the meaning set forth in Section 1.02(d).
“General Partner” has the meaning set forth in the Recitals.
“Governmental Approval” means any consent, approval, permit, filing or notice required to be obtained from, made or filed with, or given to any Governmental Authority.
“Governmental Authority” means any federal, provincial, local or municipal governmental body; any agency, commission, board, body, or other authority (whether national, federal, provincial, municipal, local or otherwise) exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power or that has legal jurisdiction over the matter or person in question; or any court or governmental tribunal.

“GST” means goods and services tax imposed under the ETA.

“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are regulated under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.
“HST” means harmonized sales tax imposed under the ETA.
“IESO” means the Independent Electricity System Operator.
“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect a Person against fluctuations in interest rates or other currency fluctuations, (h) in the nature of guaranties of the obligations described in clauses (a) through (g) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (i) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.
“Indemnified Party” means any Person claiming indemnification under any provision of ARTICLE 12.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 12.
“Indemnity Payment Date” has the meaning set forth in Section 12.09.
“Independent Accounting Expert” means a senior partner at the New York office of Price Waterhouse Coopers chosen by the managing partner of such office, who shall have no connection or tie to any of the Parties which would reasonably be expected to interfere with the exercise of such individual’s independent judgement, or any other accounting firm that may be agreed upon in writing by the Seller Parent and Purchaser.
“Initial Closing” has the meaning set forth in the Purchase and Sale Agreement.

“Insurance Policies” has the meaning set forth in Section 4.15.
“Invenergy Indemnitor” has the meaning set forth in the preamble of this Agreement, and includes its successors and permitted assigns.
“Invenergy Services” means Invenergy Canada Services ULC, an Alberta unlimited liability corporation.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Investment Canada Act Clearance” means that either: (a) Purchaser shall have received a certification letter pursuant to section 13 of the Investment Canada Act certifying that its notification in respect of the purchase of the Acquired Assets is complete and that such purchase is not reviewable under Part IV of the Investment Canada Act; or (b) the Purchaser shall have received written evidence from the responsible Minister under the Investment Canada Act that the Minister is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the Investment Canada Act.
“Knowledge of Seller Parent” means the actual knowledge of the individuals listed in Annex 4, after reasonable inquiry which shall not require consultation with Persons other than Affiliates and their officers, directors and employees.
“Laws” means all common law, laws, statutes, treaties, rules, Orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, by-laws, Permits or like action having the effect of law of any Governmental Authority.
“Lead Arrangers” means the lead arrangers for the financing contemplated by the commitment letter referred to in the definition of “Financing Sources.”
“Leasehold Assignment” means, collectively, the Lease Assignment and Assumption Agreement and the Easement Assignment and Assumption Agreement to be entered into on the Closing Date between Seller and Purchaser, each in substantially the form of Exhibit B attached hereto.
“Liabilities” means any liability, Indebtedness, obligation, claim, commitment, or expense, in each case, requiring either (i) the payment of a monetary amount, or (ii) any type or fulfillment of an obligation, and in each case whether known, liquidated, due or to become due, accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.
“Lien” means any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, easement, security interest, option, deed of trust, installment sale, warranty, claim, defect of title, restriction (whether on voting, sale, transfer, use, disposition or otherwise), encroachment, conditional sale, or title retention agreement.
“Loan Documents” means (a) the Credit Agreement and (b) the Financing Documents.

“Losses” means any and all claims, damages, losses, Liabilities, Taxes, costs, fines, judgements, interest, penalties and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages, except to the extent awarded and paid with respect to a third party claim for which indemnification hereunder is otherwise required.
“Made Available” means the respective materials that were posted to the Electronic Data Room and remained in the Electronic Data Room at all times thereafter through the Closing.
“Material Adverse Effect” means, with respect to Seller, Seller Parent or the Project, as applicable, any change or effect that, individually or in the aggregate with other such changes or effects, is materially adverse to (a) the Business, results of operations, assets or liabilities, financial condition or properties of the Seller or the Project, in each case, taken as a whole, or (b) the ability of the Seller Parent to consummate the transactions contemplated hereby or perform its obligations hereunder or the ability of the Seller to consummate the transactions contemplated by the Transaction Documents to which it is a party or perform its obligations thereunder, each on a timely basis; provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect, to the extent not having a disproportionate adverse effect on Seller or the Project compared to other wind generation projects within Ontario: any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any act of God or economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the Project; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), adopted or approved by any Governmental Authority; or (e) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (f) any actions to be taken pursuant to or in accordance with this Agreement; or (g) the announcement or pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or disputes (other than with respect to Seller and its Affiliates).
“Material Seller Contracts” has the meaning set forth in Section 4.10(a).
“Marubeni Indemnitor” has the meaning set forth in the preamble of this Agreement, and includes its successors and permitted assigns.
“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.
“Ownership Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including any option, warrant or similar other right, security, or instrument convertible, exchangeable or exercisable therefor) in such Person.
“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.
“Payout Letter” means a letter or other document confirming the amount of the Credit Facility Obligations outstanding as of the Closing Date (or methodology to calculate the same), and pursuant to which the Secured Creditors undertake and confirm that, upon receipt of an amount equal to the outstanding Credit Facility Obligations as of the Closing Date, the Loan Documents will automatically be terminated and all Liabilities of the Seller and its partners and their respective Affiliates thereunder (including, for greater certainty, pursuant to Support and Affiliate Obligations), and all Liens granted to the Secured Creditors pursuant thereto, will automatically be released as of the Closing Date, and pursuant to which such Secured Creditors will undertake to perform all necessary actions to discharge their Liens in connection with the Loan Documents, including all real property Lien registrations, within the period of time following Closing agreed upon by the Secured Creditors, the Purchaser and the Seller Parent and set forth in such letter or other document, such letter or other document to be in form and substance satisfactory to the Purchaser and Seller Parent, each acting reasonably.
“Permit” means filings and registrations with, and licenses, permits, notices, technical assistance letters, approvals, grants, easements, exemptions, exceptions, variances and authorizations from, any Governmental Authority, including as required by Environmental Laws.
“Permitted Liens” means, as to the Acquired Assets, any of the following: (i) inchoate Liens incidental to operations, arising in the ordinary course of business that in each case have not been registered against any property or of which written notice has not been given in accordance with applicable law and that are either (A) for amounts not due and payable or (B) being contested in good faith through appropriate proceedings, and in each case for which adequate reserves have been established in the applicable balance sheet in accordance with GAAP, (ii) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and in each case for which adequate reserves have been established in the applicable balance sheet in accordance with GAAP, (iii) Liens incurred under trade contracts or other obligations of a like nature in the ordinary course of the Business, which Liens have been disclosed to the Purchaser, (iv) obligations or duties to any Governmental Authority arising in the ordinary course of the Business (including under Permits held by Seller not arising from the breach thereof), which obligations and duties have been disclosed to Purchaser, (v) defects, easements, rights of way, restrictions, irregularities, encumbrances (other than for borrowed money and judgment Liens) and imperfections on title that either (A) individually or in the aggregate, could not reasonably be expected to impair the value or use of the Acquired Assets or the consummation of the transactions contemplated hereby or (B) are currently existing and listed as exceptions in the Title Policies, (vi) Liens incurred pursuant to Material Seller Contracts in the ordinary course of the Business under the executory portions thereof and not arising from the breach thereof, (vii) as of the Closing, Liens arising out of judgments or awards so long as an appeal or proceeding for review is being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, (viii) any Liens created by the

Financing Documents, it being understood, however, that such Liens will remain registered at the registration system of the Personal Property Security Act (Ontario) and the applicable land registry at Closing only until the appropriate discharges have been registered and processed in accordance with and as authorized pursuant to the Payout Letter, and will be Permitted Liens only to the extent they are released promptly following Closing in accordance with and as authorized pursuant to the Payout Letter, and (ix) such other Liens set forth on Schedule 1.01.
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.
“Project” has the meaning set forth in the Recitals.
“Project Personnel” has the meaning set forth in Section 6.10(a).
“Project Real Property Agreements” has the meaning set forth in Section 4.14(b).
“Project Real Property” means all land, together with all buildings, structures, improvements and fixtures of the Project thereon or affixed thereto, held pursuant to a Project Real Property Agreement described in Schedule 4.14(b).
“Pro Rata Share” means the actual economic interest (in percentage) of each Seller Indemnitor in the Project on the Effective Date, which is equal to, for each Seller Indemnitor, the following:
- Invenergy Indemnitor, 26.01%,
- Marubeni Indemnitor, 49%, and
- CDPQ Indemnitor, 24.99%,
it being understood, however, that if the actual economic interest (in percentage) of any Seller Indemnitor in the Project increases or decreases between the Effective Date and the Closing Date, the Parties and the Seller Indemnitors agree to amend the definition of Pro Rata Share accordingly to reflect such increase or decrease, as applicable.
“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of June 30, 2015 by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings, LLC.
“Purchase Price” has the meaning set forth in Section 2.02.
“Purchase Price Adjustment” means an amount, which may be a positive or a negative number, equal to the Project Working Capital of the Seller as of the Calculation Date, where: “Project Working Capital” means an amount, which may be positive or negative, equal to the following with respect to the Seller as of the Calculation Date, measured on a consolidated basis and determined consistent with the Accounting Principles and in accordance with Section 2.04:

(a)     the sum of current assets consisting solely of (1) unrestricted cash (cash available for distribution), (2) accounts receivable (excluding any network receivables or reimbursements), and (3) current prepayments (excluding any prepaid warranty items) (and in the case of each of clauses (1) through (3), excluding, for the avoidance of doubt, Reserve Accounts and accrued deferred capital contributions), minus
(b)       the sum of current liabilities consisting solely of (1) accounts payable (including related party and intercompany payables, except for such intercompany payables as of the Calculation Date which are fully satisfied at or prior to Closing), (2) accrued property taxes, (3) accrued royalties, (4) accrued interest and the portion of the long-term debt as of the Calculation Date due and payable on or before June 30, 2015, (5) any cash distributions made by Seller to its partners after the Calculation Date (which distributions, for the avoidance of doubt, shall be deemed made for purposes of this definition immediately prior to the Calculation Date), and (6) other accrued liabilities (and in the case of each of clauses (1) through (6), excluding, for the avoidance of doubt, (i) accrued income taxes and risk management liabilities and (ii) any such current liabilities which are not Assumed Liabilities).
“Purchaser” has the meaning set forth in the preamble of this Agreement, and includes its successors and permitted assigns.
“Purchaser Approvals” has the meaning set forth in Section 5.01(e).
“Purchaser Consents” has the meaning set forth in Section 5.01(c).
“Purchaser Indemnified Parties” means Purchaser, each of its Affiliates, each of Purchaser’s and such Affiliates’ respective directors, officers, employees, shareholders, controlling Persons and agents, and each of the respective successors and permitted assigns of any of the foregoing.
“Purchaser Parent” means TerraForm Power, LLC.
“Purchaser Parent Guaranty” means the Parent Guaranty to be entered into on the Effective Date by Purchaser Parent, in substantially the form of Exhibit H attached hereto.
“Real Property Agreement” means a lease, ground lease, sublease, license, concession, easement, right of way, encroachment agreement, municipal right of way agreements, access agreement, and road user agreements or other written agreement, including any option relating thereto, to which the Seller or the General Partner is a party, in respect of any interest in or right to use any real property for purposes of the Project.
“Recoverable Amount” means, in respect of a claim for indemnification by Purchaser Indemnified Parties or any of them, the aggregate amount of all Losses for which such Purchaser Indemnified Parties or any of them are entitled to be indemnified by the Seller Indemnitors pursuant to Section 12.01 in respect of such claim for indemnification.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into or onto the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, Affiliates, counsel, agents, accountants, advisers, engineers, and consultants.
“RES III Contract” means the Renewable Energy Supply III Contract dated as of January 12, 2009 between Seller and the Ontario Power Authority (predecessor to the IESO), as the same may be amended or supplemented from time to time.
“Reserve Accounts” means the accounts identified on Annex 7.
“Secured Creditors” has the meaning set forth in the Credit Agreement.
“Securities Act” has the meaning set forth in Section 6.12.
“Seller” has the meaning set forth in the Recitals, and includes its successors and permitted assigns.
“Seller Approvals” has the meaning set forth in Section 4.05.
“Seller Consents” has the meaning set forth in Section 4.03.
“Seller Indemnitors” means, collectively, the Invenergy Indemnitor, the CDPQ Indemnitor and the Marubeni Indemnitor, and “Seller Indemnitor” means any one of them.
“Seller LP Agreement” means the amended and restated limited partnership agreement made as of December 24, 2010 between Invenergy Canada Wind 1 Limited, Invenergy Wind Canada Operations ULC and Axia Power N.A. Ltd., as amended on April 16, 2015, and as the same may further be amended or supplemented from time to time.
“Seller Parent” has the meaning set forth in the preamble, and includes its successors and permitted assigns.
“Seller Parent Indemnified Parties” means Seller Parent, Seller and the General Partner, the Seller Indemnitors, each of their Affiliates, each of Seller Parent’s, Seller’s, the General Partner’s and the Seller Indemnitor’s and such Affiliates’ respective directors, officers, employees, shareholders, controlling Persons and agents, and each of the respective successors and permitted assigns of any of the foregoing.
“Seller Pre-Closing Reorganization” has the meaning set forth in Section 6.04.

“Support and Affiliate Obligations” means any and all obligations relating to guaranties, letters of credit, bonds, indemnities, other credit assurances of a comparable nature (including cash posted as credit support) made or issued by or on behalf of Seller Parent, the Seller Indemnitors or any of their Affiliates for the benefit of Seller, in each case, as listed and described on Annex 5.
“Tax” or “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any federal, provincial, state, local or foreign Governmental Authority, including income, gross receipts, excise, property, sales, harmonized sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.
“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.
“Taxing Authority” means, with respect to a particular Tax, the agency or department of any Governmental Authority responsible for the administration and collection of such Tax.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Taxing Authority, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 13.01(b).
“Third-Party Acquisition Proposal” means any proposal or offer by any Person, other than the Purchaser or its Affiliates, to directly or indirectly acquire the Project or Acquired Assets or any of the voting power in Seller or any partner of Seller, whether by merger, consolidation, sale, or any other form of transaction, but excludes, for greater certainty, the transactions contemplated by this Agreement. Notwithstanding the aforementioned, a “Third-Party Acquisition Proposal” shall not include any proposal or offer (i) by any Person to directly or indirectly acquire any of the voting power or any Ownership Interest in Seller Parent or in a Person owning directly or indirectly an Ownership Interest in Seller Parent, whether by merger, consolidation, sale, or any other form of transaction, (ii) by any Affiliate of Seller Parent to directly or indirectly acquire any of the voting power or any Ownership Interest in any of the Seller or the General Partner, whether by merger, consolidation, sale, or any other form of transaction, or (iii) by any Person to directly or indirectly acquire any of the voting power or any Ownership Interest in Marubeni Indemnitor, CDPQ Indemnitor or in any of their respective Affiliates or in a Person owning directly or indirectly an Ownership Interest in Marubeni Indemnitor, CDPQ Indemnitor or in any of their respective Affiliates whether by merger, consolidation, sale, or any other form of transaction.
“Title Insurer” has the meaning set forth in Section 8.13.

“Title Insurance Policy” has the meaning set forth in Section 8.13.
“Title Policies” has the meaning set forth in Section 4.14(c).
“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Leasehold Assignment, the Purchaser Parent Guaranty and the Transition Services Agreement.
“Transfer Taxes” has the meaning set forth in Section 10.01.
“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between Invenergy Services and Purchaser in substantially the form attached hereto as Exhibit I.
“Undisputed Portion of the Purchase Price Adjustment” has the meaning set forth in Section 2.04(d)(ii).
“Updated Information” has the meaning set forth in Section 6.09(a).
“Willful Breach” has the meaning set forth in Section 12.01(a)
1.02    Interpretation.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby”, “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and all references to Annexes, Exhibits and Schedules are intended to refer to Annexes, Exhibits and the Disclosure Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”) and (vii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.
(b)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(c)    Any date specified for action that is not a Business Day shall mean the first Business Day after such date.
(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles applicable in the United States, as in effect on the date of determination in accordance with this Agreement, and consistently applied (“GAAP”).

(e)    Unless the context otherwise requires, a reference to any agreement, instrument, document or Law includes any amendment, modification or successor thereto.
(f)    In the event of a conflict between this Agreement and any Annex, Exhibit, or Schedules hereto, this Agreement shall control.
(g)    The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.
(h)    Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties and the Seller Indemnitors at the time of contracting.
(i)    A reference to any Contract is to that Contract as amended, novated, supplemented or replaced from time to time.
(j)    All references in this Agreement to “dollars” or “$” shall, in each case, be deemed to refer to Canadian currency unless otherwise specifically provided.
(k)    The phrase “to the extent” means “the degree by which” and not “if.”
(l)    Any reference in this Agreement to “the date of this Agreement” refers to the Effective Date specified in the first paragraph of this Agreement.
ARTICLE 2
SALE OF ACQUIRED ASSETS AND CLOSING
2.01    Purchase and Sale.
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller Parent agrees to cause the Seller to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Assets free and clear of all Liens other than Permitted Liens.
2.02    Payment of Purchase Price.
Upon the terms and subject to the conditions hereinafter set forth, in consideration of the sale, transfer and assignment by Seller of the Acquired Assets to Purchaser, the purchase price for the Acquired Assets shall be an amount equal to the Cash Purchase Price and the amount of the outstanding Credit Facility Obligations as of the Closing Date (which, for greater certainty, shall be deemed to exclude any portion thereof that is discharged using cash in the Reserve Accounts pursuant to Section 2.03(c)) as confirmed in the Payout Letter (the “Purchase Price”). The Purchase Price shall be satisfied by the payment by Purchaser of the Cash Purchase Price and the Credit Facility Obligations in accordance with Sections 2.03(b) and 2.04.

2.03    Closing.
(a)    The closing of the transactions described in Sections 2.01 (the “Closing”) will take place at the offices of McCarthy Tétrault LLP, counsel to Seller Parent and Seller, at 1000 de la Gauchetière Street West, Suite 2500, Montréal, Québec, H3B 0A2, or at such other place as the Parties mutually agree, at 10:00 A.M. local time three (3) Business Days after the fulfillment or waiver of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than conditions which, by their nature, may only be fulfilled on the Closing Date or at Closing), or any other date mutually agreed upon by Purchaser and the Seller Parent. The effective time of Closing shall be at 11:59:59 P.M. EST on the Closing Date.
(b)    At the Closing, the following shall occur:
(i)    Purchaser shall pay to (A) the Secured Creditors, on behalf of Seller, the amount of the outstanding Credit Facility Obligations as of the Closing Date as confirmed in the Payout Letter by wire transfer of immediately available funds in accordance with the payment direction set forth in the Payout Letter; and (B) to the Seller an amount equal to the Cash Purchase Price payable at Closing pursuant to Section 2.04(d) by wire transfer of immediately available funds to Seller’s account designated in writing by Seller Parent to Purchaser; and
(ii)    each Party shall deliver, or cause to be delivered, to the other Party the certificates and other deliverables pursuant to ARTICLE 8 and ARTICLE 9.
(c)    In connection with the Closing, if the Debt Assumption Obligation is not exercised, the Parties shall use commercially reasonable efforts to cause the amounts in the Reserve Accounts to be applied to payment of the Credit Facility Obligations and to reflect such application in the Payout Letter. The Parties shall use commercially reasonable efforts to transfer the Reserve Accounts (including all cash therein) (if the amounts in the Reserve Accounts are not applied to reduce the Credit Facility Obligations) and other Bank Accounts to the Purchaser at Closing or as soon as possible thereafter or, if it is determined at or prior to Closing that such transfer is not possible at Closing or within a reasonable period of time thereafter, shall cause the amounts in the Reserve Accounts and other Bank Accounts to be released to the Purchaser at Closing or as soon as possible thereafter. Notwithstanding the foregoing, if the Seller is unable to transfer the Reserve Accounts and other Bank Accounts (including all cash therein) or release the amounts therein to Purchaser by the date that is ninety (90) days following Closing, then Seller shall pay to Purchaser, within five (5) Business Days thereafter, an amount equal to the amounts in the Reserve Accounts and other Bank Accounts and upon such payment Purchaser shall have no further right to the Reserve Accounts and the other Bank Accounts or the cash therein and as and when such funds are released, Purchaser shall direct such funds to be paid to Seller.
2.04    Purchase Price Adjustment.
(a)    Within forty-five (45) days following the Calculation Date, and in any event at least ten (10) Business Days prior to the Closing, Seller Parent shall deliver or cause to be delivered a balance sheet of the Seller as of the Calculation Date prepared consistently with the Accounting Principles (the “Calculation Date Balance Sheet”) and a good faith calculation of the Purchase Price

Adjustment as of the Calculation Date (the “Calculation” and, collectively with the Calculation Date Balance Sheet, the “Calculation Date Statement”) with all supporting work papers and other documents as are reasonably required for an understanding of the Purchase Price Adjustment. The Calculation Date Balance Sheet shall be prepared in accordance with the Accounting Principles.
(b)    Purchaser will be entitled to object to the content of the Calculation Date Statement by delivering a written notice of objection to Seller Parent on or before the 15th day following the date on which Purchaser will have received the Calculation Date Statement. Any such objections by Purchaser will be settled as follows: (i)  Purchaser and Seller Parent will meet to try to resolve Purchaser’s objections by mutual written agreement; and (ii) if they are unable to resolve Purchaser’s objections by mutual written agreement within a period of 15 days following Purchaser’s written notice of objection, then each of Purchaser and Seller Parent will be entitled to submit matters that remain in dispute to the Independent Accounting Expert, who shall resolve these disagreements in accordance with the Accounting Principles and the provisions of this Agreement. Purchaser and Seller Parent shall, and shall cause their respective financial advisors to make available to the Independent Accounting Expert all relevant information as may be necessary for the purposes of resolving such disagreements provided that each Party and its advisors (including accountants) shall have executed all release letters reasonably requested in connection with the provision of any such information. Each of Purchaser and Seller Parent shall be given a reasonable opportunity to present its position to the Independent Accounting Expert.
(c)    The Independent Accounting Expert shall be required to render its decision in writing as expeditiously as possible and shall be requested, in any event, to render its decision within sixty (60) calendar days from the date on which the disagreements are submitted to the Independent Accounting Expert. The Independent Accounting Expert shall consider only those items that were identified by Purchaser and Seller Parent as being in dispute and shall, in each case, assign a value to each such item that is equal to or in the range between (but not above or below) the values asserted by Purchaser and Seller Parent. The Parties will cooperate with each other and the Independent Accounting Expert regarding the resolution of disputed items, such cooperation to include reasonable access to books, records, facilities and personnel. Each of Purchaser, on the one hand, and Seller Indemnitors in accordance with their respective Pro Rata Share, on the other hand, shall be responsible for the payment of one half of the fees and expenses of the Independent Accounting Expert. The resolution of disputed items by the Independent Accounting Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. This provision shall constitute the exclusive remedy of the Parties with respect to determination of the Calculation Date Statement, including the Purchase Price Adjustment.
(d)    The Parties agree that the Calculation Date Statement (as it may be modified, as applicable, by the mutual written agreement of Purchaser and Seller Parent or by any final decision rendered by the Independent Accounting Expert under this Section 2.04) will become final and binding upon the Parties on the first of the following dates to occur (the “Final Determination Date”): (A) on the 15th day following the date of Purchaser’s receipt of the Calculation Date Statement, if Purchaser does not deliver a written notice of objection to Seller Parent on or before such date; (B) on the date of the settlement of all of Purchaser’s objections by mutual written agreement of

Purchaser and Seller Parent; or (C) on the date on which Purchaser and Seller Parent receive a written copy of the final decision rendered by the Independent Accounting Expert under Section 2.04(c). The Parties agree that:
(i)    if the Final Determination Date occurs prior to the Closing Date, the Cash Purchase Price payable by Purchaser at Closing pursuant to Section 2.03(b)(i) shall be the amount equal to the Base Purchase Price increased or decreased by the Purchase Price Adjustment (depending on whether such Purchase Price Adjustment is a positive or negative number) confirmed in the final and binding Calculation Date Statement, and
(ii)    if the Final Determination Date does not occur before the Closing Date, (1) the Cash Purchase Price payable by Purchaser at Closing pursuant to Section 2.03(b)(i) shall be the amount equal to the Base Purchase Price increased or decreased by the portion, if any, of the Purchase Price Adjustment (depending on whether such Purchase Price Adjustment is a positive or negative number) that is not subject to an objection of Purchaser in accordance with Section 2.04(b) (the “Undisputed Portion of the Purchase Price Adjustment”), and (2) (x) if the difference between the total Purchase Price Adjustment confirmed in the final and binding Calculation Date Statement and the Undisputed Portion of the Purchase Price Adjustment is a positive number, Purchaser shall pay such difference to Seller within ten Business Days from the Final Determination Date by wire transfer of immediately available funds to Seller’s account designated in writing by Seller Parent to Purchaser, or (y) if the difference between the total Purchase Price Adjustment confirmed in the final and binding Calculation Date Statement and the Undisputed Portion of the Purchase Price Adjustment is a negative number, Seller shall pay such difference to Purchaser within ten Business Days from the Final Determination Date by wire transfer of immediately available funds to Purchaser’s account confirmed in writing to Seller. For greater certainty, any payment made under Section 2.04(d)(ii)(2)(x) will be deemed to be an increase to the Cash Purchase Price, and thus, will be deemed to be an increase to the Purchase Price for Tax and all other purposes, and any payment made under Section 2.04(d)(ii)(2)(y) will be deemed to be a decrease to the Cash Purchase Price, and thus, will be deemed to be a decrease to the Purchase Price for Tax and all other purposes.
2.05    Obligation to pay Credit Facility Obligations.

If, at any time prior to Closing, any Party has reason to believe (such belief to be reasonable and in good faith) that it is likely that Purchaser will not be able to perform its covenant pursuant to Section 2.03(b)(i)(A), any Party shall have the option (the “Debt Assumption Option”), by written notice to the other Party, to elect that Seller shall sell, assign and transfer to Purchaser at Closing all of Seller’s rights pursuant to the Credit Agreement and the other Loan Documents and that Purchaser shall at Closing assume and agree to timely perform and fulfill, from and after Closing, any and all Liabilities of the Seller and its General Partner in connection with or pursuant to the Credit Agreement and the other Loan Documents, including the Credit Facility Obligations, in which case all such Liabilities shall be Assumed Liabilities for all purposes of this Agreement. If any Party exercises the Debt Assumption Option pursuant to this Section 2.05, the Parties agree as follows:
(a)    the Purchaser shall not be obligated to make the payment pursuant to Section 2.03(b)(i)(A);
(b)    the conditions precedent set forth in Sections 8.15 and 9.12 shall be deemed deleted in their entirety and replaced by the following:
“(i) Purchaser shall have assumed and agreed to timely perform and fulfill, from and after Closing, any and all Liabilities of Seller and its General Partner in connection with or pursuant to the Credit Agreement and the other Loan Documents, including the Credit Facility Obligations, (ii) the Secured Creditors shall have consented to the assignment to and assumption by the Purchaser of all rights and Liabilities of Seller and its General Partner in connection with or pursuant to the Credit Agreement and the other Loan Documents, including the Credit Facility Obligations, and (iii) Seller, its partners (including its General Partner) and their Affiliates shall have been released from any and all Liabilities in connection with or pursuant to the Credit Agreement and the other Loan Documents, including the Credit Facility Obligations and all related Support and Affiliate Obligations, and any and all Liens charging their property in connection with the Credit Facility Obligations (it being understood, however, that such Liens will be discharged as soon as possible after Closing), on terms and conditions reasonably acceptable to Seller Parent;”
(c)    the fees and expenses of the Secured Creditors to be paid and assumed by the Purchaser pursuant to Section 15.06(b)(i) shall also include the fees and expenses (including legal fees and expenses) of the Secured Creditors incurred in connection with the negotiation of the assignment and assumption, the consent and the release of any and all Liabilities in connection with or pursuant to the Credit Agreement and the other Loan Documents, including the Credit Facility Obligations, and of the Secured Creditors’ Liens (and matters incidental thereto) described in Section 2.05(b);
(d)    the Permitted Liens described in clause (viii) of the definition of Permitted Liens shall include any Liens created by the Financing Documents, it being understood, however, that such Liens will remain registered at the registration system of the Personal Property Security Act (Ontario) and the applicable land registry at Closing only until the appropriate discharges have been registered and processed in accordance with the instructions of and as authorized by the Secured

Creditors in connection with the assignment and assumption described in Section 2.05(b)(i), and will be Permitted Liens only to the extent they are released promptly following Closing in accordance with the instructions of and as authorized by the Secured Creditors; and
(e)    the Parties shall use commercially reasonable efforts to transfer the Reserve Accounts (including all cash therein) and other Bank Accounts to the Purchaser at Closing or as soon as possible thereafter or, if it is determined at or prior to Closing that such transfer is not possible at Closing or within a reasonable period of time thereafter, shall cause the amounts in the Reserve Accounts and other Bank Accounts to be released to the Purchaser at Closing or as soon as possible thereafter. Notwithstanding the foregoing, if the Seller is unable to transfer the Reserve Accounts and other Bank Accounts (including all cash therein) or release the amounts therein to Purchaser by the date that is ninety (90) days following Closing, then Seller shall pay to Purchaser, within five (5) Business Days thereafter, an amount equal to the amounts in the Reserve Accounts and other Bank Accounts and upon such payment Purchaser shall have no further right to the Reserve Accounts and the other Bank Accounts or the cash therein and as and when such funds are released, Purchaser shall direct such funds to be paid to Seller.
Notwithstanding the foregoing, if the Purchaser establishes to the reasonable satisfaction of the Seller Parent, as confirmed by the Seller Parent in writing, that the Purchaser will be able to perform its covenant pursuant to Section 2.03(b)(i)(A), then both Parties shall be deemed to have waived their option to exercise the Debt Assumption Option, and the Debt Assumption Option shall thereafter be of no further force and effect.
The Debt Assumption Option is a remedy of the Seller Parent in addition to all other remedies available to the Seller Parent at law or under this Agreement and the exercise or non-exercise of the Debt Assumption Option shall not preclude Seller Parent from exercising any other remedies available at law or under this Agreement. Notwithstanding the aforementioned and anything to the contrary, the Purchaser acknowledges and agrees that its obligation to make the payment pursuant to Section 2.03(b)(i)(A) is absolute and is not subject to or contingent upon any condition relating to the financing of or financial capacity of the Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES IN RESPECT OF SELLER PARENT AND EACH SELLER INDEMNITOR
3.01    Seller Parent.
Seller Parent, with respect to Seller Parent only, hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise), as follows in this Section 3.01:
(a)    Existence; Corporate Power.
Seller Parent is an unlimited liability corporation duly formed, validly existing and in good standing under the Laws of the Province of Alberta and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. Seller Parent has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)    Authority.
All corporate actions or proceedings necessary to authorize the execution and delivery by Seller Parent of this Agreement and the performance by Seller Parent of its obligations hereunder have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller Parent and constitutes the valid and binding obligation of Seller Parent, enforceable against Seller Parent, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.
(c)    No Consent.
Except for the Seller Consents listed on Schedule 4.03, for the Governmental Approvals which are governed exclusively by Section 3.01(e) and for the Competition Act Approval and Investment Canada Act Clearance, the execution, delivery and performance by Seller Parent of this Agreement and any other Transaction Document and the consummation by Seller Parent of the transactions contemplated hereunder do not require Seller Parent to obtain any consent, approval or action, make any filing of or give any notice to any Person to execute, deliver or perform any of the Transaction Documents or to consummate the transactions contemplated thereby.
(d)    No Conflicts.
Assuming the Seller Consents, Seller Approvals, Competition Act Approval and Investment Canada Act Clearance are obtained, the execution, delivery and performance by Seller Parent of this Agreement and any other Transaction Document to which Seller Parent is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, result in a breach of, or constitute a default under, Seller Parent’s Constitutive Documents; (b) result in the creation of any Lien upon any of the Acquired Assets, the Business or the Project; or (c) (i) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations that are to be performed by Seller Parent or any rights or benefits are to be received by any Person under any material Contract to which Seller Parent is a party or by which any of Seller Parent’s properties or assets may be bound, or (ii) violate or be in conflict with respect to, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under any material Contract to which Seller Parent is a party or by which any of Seller Parent’s properties or assets may be bound; or (d) violate any applicable Law or Order applicable to the Seller Parent.
(e)    Regulatory Matters and Governmental Approvals.
Except for the Seller Approvals listed in Schedule 4.05 and for the Competition Act Approval and Investment Canada Act Clearance, no Governmental Approval on the part of Seller Parent is required in connection with the execution, delivery and performance by Seller Parent of this Agreement or the consummation by Seller Parent of the transactions contemplated hereby.
(f)    Legal Proceedings.
Except with respect to any Actions or Proceedings arising under Environmental Law, which are governed exclusively by Section 4.13, there is no Action or Proceeding pending, or to the Knowledge of Seller Parent, threatened, in law or in equity or before any Governmental Authority against or affecting Seller Parent which may reasonably be expected to have a material and adverse effect on the ability of Seller Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Except as set forth on Schedule 3.01(f), there are no outstanding injunctions, judgements, Orders, decrees, rulings or charges to which Seller Parent is a party or by which it is bound and which may reasonably be expected to have a material and adverse effect on the ability of Seller Parent to perform its obligations under the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
(g)    Brokers.
Except for Goldman Sachs & Co which shall be paid exclusively by the Seller or any of its Affiliates, no Person has any claim against Seller Parent or Seller for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.
3.02    Invenergy Indemnitor.
Invenergy Indemnitor, with respect to Invenergy Indemnitor only, hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise), as follows in this Section 3.02:
(d)    Existence; Corporate Power.
Invenergy Indemnitor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. Invenergy Indemnitor has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, and to execute and deliver this Agreement, and to perform its obligations hereunder.
(e)    Authority.
All limited liability company actions or proceedings necessary to authorize the execution and delivery by Invenergy Indemnitor of this Agreement and the performance by Invenergy Indemnitor of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Invenergy Indemnitor and constitutes a valid and binding obligation of Invenergy Indemnitor, enforceable against Invenergy Indemnitor, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.
(c)    No Consent.
Except for the Seller Consents, for the Governmental Approvals which are governed exclusively by Section 3.01(e) and for the Competition Act Approval and Investment Canada Act Clearance, the execution of, delivery of and performance by Invenergy Indemnitor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereunder do not require Invenergy Indemnitor to obtain any consent, approval or action, make any filing of or give any notice to any Person to execute, deliver or perform any of the Transaction Documents or to consummate the transactions contemplated thereby.
(d)    No Conflicts.
Assuming the Seller Consents, Seller Approvals, Competition Act Approval and Investment Canada Act Clearance are obtained, the execution of, delivery of and performance by Invenergy Indemnitor of the Transaction Document to which Invenergy Indemnitor is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, result in a breach of, or constitute a default under, Invenergy Indemnitor’s Constitutive Documents or to the actual knowledge of Invenergy Indemnitor, any material Contract to which Invenergy Indemnitor is a party which would prevent or delay the consummation of the transactions contemplated in the Transaction Documents to which Invenergy Indemnitor is a party; (b) conflict with or result in a violation or breach of any Law applicable to Invenergy Indemnitor which would prevent or delay the consummation by Invenergy Indemnitor of the transactions contemplated herein; or (c) result in the creation of any material Lien upon Invenergy Indemnitor or any of its assets which would prevent or delay the consummation of the transactions contemplated herein.
3.03    Marubeni Indemnitor.
Marubeni Indemnitor, with respect to Marubeni Indemnitor only, hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise), as follows in this Section 3.03:
(e)    Existence; Corporate Power.
Marubeni Indemnitor is a corporation duly formed, validly existing and in good standing under the Laws of Japan and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. Marubeni Indemnitor has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, and to execute and deliver this Agreement, and to perform its obligations hereunder.
(f)    Authority.
All corporate actions or proceedings necessary to authorize the execution and delivery by Marubeni Indemnitor of this Agreement and the performance by Marubeni Indemnitor of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Marubeni Indemnitor and constitutes a valid and binding obligation of Marubeni Indemnitor, enforceable against Marubeni Indemnitor, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.
(c)    No Consent.
Except for the Seller Consents, for the Governmental Approvals which are governed exclusively by Section 3.01(e) and for the Competition Act Approval and Investment Canada Act Clearance, the execution of, delivery of and performance by Marubeni Indemnitor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereunder do not require Marubeni Indemnitor to obtain any consent, approval or action, make any filing of or given any notice to any Person to execute, deliver or perform any of the Transaction Documents or to consummate the transactions contemplated thereby.
(d)    No Conflicts.
Assuming the Seller Consents, Seller Approvals, Competition Act Approval and Investment Canada Act Clearance are obtained, the execution of, delivery of and performance by Marubeni Indemnitor of the Transaction Document to which Marubeni Indemnitor is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, result in a breach of, or constitute a default under, Marubeni Indemnitor’s Constitutive Documents or to the actual knowledge of Marubeni Indemnitor, any material Contract to which Marubeni Indemnitor is a party which would prevent or delay the consummation of the transactions contemplated in the Transaction Documents to which Marubeni Indemnitor is a party; (b) conflict with or result in a violation or breach of any Law applicable to Marubeni Indemnitor which would prevent or delay the consummation by Marubeni Indemnitor of the transactions contemplated herein; or (c) result in the creation of any material Lien upon Marubeni Indemnitor or any of its assets which would prevent or delay the consummation of the transactions contemplated herein.
3.04    CDPQ Indemnitor.
CDPQ Indemnitor, with respect to CDPQ Indemnitor only, hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise), as follows in this Section 3.04:
(f)    Existence; Corporate Power.
CDPQ Indemnitor is a body duly formed, validly existing and in good standing under the Act respecting the Caisse de dépôt et placement du Québec, R.S.Q., chapter C-2 and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. CDPQ Indemnitor has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, and to execute and deliver this Agreement, and to perform its obligations hereunder.

(g)    Authority.
All corporate actions or proceedings necessary to authorize the execution and delivery by CDPQ Indemnitor of this Agreement and the performance by CDPQ Indemnitor of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by CDPQ Indemnitor and constitutes a valid and binding obligation of CDPQ Indemnitor, enforceable against CDPQ Indemnitor, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.
(c)    No Consent.
Except for the Seller Consents, for the Governmental Approvals which are governed exclusively by Section 3.01(e) and for the Competition Act Approval and Investment Canada Act Clearance, the execution, delivery and performance by CDPQ Indemnitor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereunder do not require CDPQ Indemnitor to obtain any consent, approval or action, make any filing of or given any notice to any Person to execute, deliver or perform any of the Transaction Documents or to consummate the transactions contemplated thereby.
(d)    No Conflicts.
Assuming the Seller Consents, Seller Approvals, Competition Act Approval and Investment Canada Act Clearance are obtained, the execution of, delivery of and performance by CDPQ Indemnitor of the Transaction Document to which CDPQ Indemnitor is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, result in a breach of, or constitute a default under, CDPQ Indemnitor’s Constitutive Documents or to the actual knowledge of CDPQ Indemnitor, any material Contract to which CDPQ Indemnitor is a party which would prevent or delay the consummation of the transactions contemplated in the Transaction Documents to which CDPQ Indemnitor is a party; (b) conflict with or result in a violation or breach of any Law applicable to CDPQ Indemnitor which would prevent or delay the consummation by CDPQ Indemnitor of the transactions contemplated herein; or (c) result in the creation of any material Lien upon CDPQ Indemnitor or any of its assets which would prevent or delay the consummation of the transactions contemplated herein.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES IN RESPECT OF SELLER AND PROJECT
Seller Parent hereby represents and warrants to Purchaser with respect to the Seller and the Project as of the date hereof (unless specifically stated otherwise), as follows:
4.01    Existence; Corporate Power.
(a)    Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the Province of Ontario and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. Seller has all requisite power and authority to own and operate its properties and to carry on the Business as now conducted, and to execute and deliver the Transaction Documents to be executed and delivered by Seller, and to perform its obligations thereunder and to consummate the transactions contemplated thereby, including to own, hold, sell and transfer the Acquired Assets. The only business activity that has been carried on or is currently carried on by Seller is the development, ownership and operation of the Project and ancillary activities related thereto.
(b)    The General Partner is the only general partner of the Seller and is a corporation duly formed, validly existing and in good standing under the laws of Alberta and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. The only business activity that has been carried on or is currently carried on by the General Partner is operating as general partner of the Seller. Each limited partner of the Seller is duly formed and validly existing and in good standing under the laws of its jurisdiction of formation and is qualified, licensed or registered to carry on business in the jurisdiction(s) in which it operates. The General Partner has the corporate power and capacity to own assets, to act as general partner of the Seller to perform its obligations as a general partner of the Seller and to execute and deliver as general partner on behalf of the Seller each Transaction Document to which the Seller is or will be a party and to perform the obligations of the Seller thereunder and to consummate the transactions contemplated thereby.
4.02    Authority.
All limited partnership actions or proceedings necessary under the Seller LP Agreement or the shareholders agreement of the General Partner to authorize the execution and delivery by the General Partner as general partner for and on behalf of Seller of any Transaction Documents to which Seller will be a party, to authorize the consummation of each of the applicable transactions contemplated thereby, and to authorize the performance by Seller of its obligations thereunder, will have been duly and validly taken when such Transaction Documents will be executed and delivered.
The Transaction Documents to which Seller will be a party, when executed and delivered by the General Partner as general partner for and on behalf of Seller, will have been duly and validly executed and delivered by Seller and shall constitute the valid and binding obligation of Seller, enforceable against Seller, in accordance with their respective terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.
4.03    No Consent.
Except as set forth in Schedule 4.03 (the “Seller Consents”), for the Governmental Approvals which are governed exclusively by Section 4.05 and for the Competition Act Approval and Investment Canada Act Clearance, the execution, delivery and performance by Seller of any Transaction Document to which Seller is a party and the consummation of the transactions contemplated thereunder do not require Seller to obtain any consent, approval or action, make any filing of or give any notice to any Person to execute, deliver or perform any of the Transaction Documents to which Seller is a party or to consummate the transactions contemplated thereby.
4.04    No Conflicts.
Assuming the Seller Consents, Seller Approvals, Competition Act Approval and Investment Canada Act Clearance are obtained, the execution, delivery and performance by General Partner as general partner on behalf of Seller of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated thereby do not and will not (a) conflict with, result in a breach of, or constitute a default under, the Constitutive Documents of the Seller; (b) result in the creation of any Lien upon any of the Acquired Assets, the Business or the Project; or (c) (i) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller or any rights or benefits are to be received by any Person under Material Seller Contracts, or (ii) violate or be in conflict with respect, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under any Material Seller Contract to which Seller is a party or by which Seller’s properties or assets may be bound or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Seller Contract to which Seller is a party; or (d) violate any applicable Law or Order applicable to Seller.
4.05    Regulatory Matters and Governmental Approvals.
Except as set forth in Schedule 4.05 (the “Seller Approvals”) and for the Competition Act Approval and Investment Canada Act Clearance, no Governmental Approval on the part of Seller is required in connection with the execution of, delivery of and performance by the General Partner as general partner for and on behalf of the Seller of this Agreement and any other Transaction Document to which Seller is a party, or the consummation or performance by Seller of the transactions contemplated thereby, including with respect to any Permit held by Seller or any Material Seller Contract with a Governmental Authority.
4.06    Legal Proceedings.
Except with respect to any Actions or Proceedings arising under Environmental Law which are governed exclusively by Section 4.13 and except as set forth on Schedule 4.06, there is no Action or Proceeding pending, or to the Knowledge of Seller Parent, threatened, in law or in equity or before any Governmental Authority against Seller or affecting its assets or properties or in respect of the Project Personnel which may reasonably be expected to have a material and adverse effect on the ability of Seller to perform its obligations under the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby. Except as set forth on Schedule 4.06, there are no outstanding injunctions, judgments, Orders, decrees, rulings, or charges to which Seller is a party or by which it is bound and which may reasonably be expected to have a material and adverse effect on the ability of Seller to perform its obligations under the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
4.07    Financial Statements; Absence of Undisclosed Liabilities.

(a)    Set forth in Schedule 4.07(a) are (i) the audited financial statements and accompanying report of independent auditors of Seller as of and for the period ending December 31, 2014, which present fairly in all material respects the financial position of Seller as of the date of such financial statements in conformity with GAAP and (ii) the unaudited financial statements of Seller as of and for the period ending March 31, 2015, which present fairly in all material respects, the financial position of Seller as of the date of such unaudited financial statements in conformity with GAAP (subject to customary year-end adjustments and the notes related to such audits) (collectively, the “Financial Statements”).
(b)    Except as set forth in Schedule 4.07(b) and for Liabilities: (i) reflected or reserved against in the Financial Statements or set forth in a note thereto; (ii) incurred in the ordinary course of business since the date of the Financial Statements (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit) or (iii) with respect to the performance (but not the breach) of any Material Seller Contract or any Contract which does not constitute a Material Seller Contract and which is entered into in the ordinary course of business, the Seller does not have any Liabilities.
(c)    Except as set forth in Schedule 4.07(c), since March 31, 2015, Seller has not paid any distributions, dividends, unit repurchase or redemption or similar payments to (i) any of its partners or (ii) any of its Affiliates, in each case other than (A) as required pursuant to the Seller’s or the General Partner’s Constitutive Documents or pursuant to any of the Loan Documents or (B) to Invenergy Services pursuant to the Facility Management Agreement or for other services rendered by Invenergy Services to the Seller pursuant to a Material Seller Contract.
4.08    Taxes.
(a)    Seller is a “Canadian partnership” as defined in section 102 of the Tax Act.
(b)    There are no Liens for Taxes due prior to the Calculation Date upon any of the Acquired Assets except for Liens for Taxes that would constitute a Permitted Lien hereunder and Liens for Taxes reflected on the Calculation Date Balance Sheet.
(c)    Seller is registered for the purposes of the tax imposed under Part IX of the ETA and its GST/HST registration number is as follows 82765 7297 RT0001.
(d)    No Taxing Authority has asserted or threatened to assert any deficiency or assessment, or proposed (formally or informally) any adjustment, for any Taxes against either Seller or the General Partner that has not been fully resolved.
(e)    The Project is and was on the Commercial Operation Date comprised of parts or components that were new and unused when incorporated into the Project.
(f)    No failure, if any, of the General Partner or Seller to duly and timely pay any Taxes, including all installments on account of Taxes for the current year, that are due and payable by the General Partner or Seller prior to the Calculation Date, will result in a Lien on the Acquired Assets, except to the extent that such Lien relates to a failure to pay Taxes (other than Taxes imposed on net income) that are reflected on the Calculation Date Balance Sheet. As of the Calculation Date, the Seller will have (i) duly and timely withheld all Taxes and other amounts required by Law to be withheld by it in respect of all employees, officers, directors or any other Person (except to the extent any failure to so withhold results in a Liability reflected on the Calculation Date Balance Sheet), (ii) duly and timely collected all Taxes and other amounts required by Law to be collected (except to the extent any failure to so collect results in a Liability reflected on the Calculation Date Balance Sheet), (iii) paid or remitted to the appropriate Governmental Authority when due, all applicable Taxes and other amounts (except to the extent any failure to so pay or remit results in a Liability (other than a Liability for Taxes imposed on the Seller in respect of its net income) reflected on the Calculation Date Balance Sheet), and (iv) duly and timely filed all material Tax returns, filings or reports required under any applicable Law (except to the extent any failure to file such Tax returns results in a Liability (other than a Liability relating to Taxes imposed on net income) reflected on the Calculation Date Balance Sheet).
The Parties agree that the representations and warranties made in this Section 4.08 are the sole and exclusive representations and warranties of the Seller Parent and the Seller Indemnitors with respect to Tax matters (it being understood that this sentence is not a representation or warranty).
4.09    Employees.
(a)    Seller does not have, and never had, any employees and the Seller does not maintain or participate in, and the Seller has not, at any time in the past, sponsored, maintained or participated in any Employee Plan.
(b)    No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Project Personnel by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the Knowledge of Seller Parent, threatened to apply to be certified as the bargaining agent of the Project Personnel. To the Knowledge of Seller Parent there are no threatened or pending union organizing activities involving the Project Personnel.
(c)    No trade union has applied to have the Business declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Seller or its Affiliates carries on business.
4.10    Material Seller Contracts.
(a)    Schedule 4.10 contains a true and complete list of all of the following Contracts to which the Seller is a party or by which the Seller or any of the Acquired Assets is bound, in each case, only to the extent that such Contract is in effect, confers any benefit to the Project following Closing or imposes, or could reasonably be expected to cause, any Liability following Closing, including to the extent such Liability arises as a result of any act or omission prior to Closing (collectively, the “Material Seller Contracts”) and excluding the Project Real Property Agreements which are listed on Schedule 4.14(b):

(i)    all Contracts for the purchase, exchange or sale of electric power, capacity, ancillary services, or Environmental Attributes;
(ii)    all Contracts relating to the transmission of electric power, including licenses, joint use agreements, or crossing agreements relating to transmission and distribution infrastructure;
(iii)    all Contracts for the supply of wind turbines or other material Project assets and all related warranties;
(iv)    all interconnection Contracts for electricity;
(v)    all Contracts with Seller Parent or any Affiliate of Seller Parent;
(vi)    all Contracts which provide for payments by or to Seller over the stated term of the Contract in excess of $200,000 for each individual Contract;
(vii)    any Contract under which Seller has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness for borrowed money or (C) extended credit to any Person, in each case, in an amount in excess of $250,000;
(viii)    any contract or agreement between Seller Parent, to the extent relating to the Project or the Business, and/or Seller, on the one hand, and any Governmental Authority, on the other hand; and
(ix)    any Contract for management, operation, administration or maintenance of the Acquired Assets or the Project;
(x)    any Contract relating to abatement or reduction of property Taxes of Seller;
(xi)    joint venture agreements, partnership agreements, limited liability company agreements, teaming agreements and joint development agreements (excluding, for greater certainty, the Constitutive Documents of Seller or the General Partner);
(xii)    Contracts which restrict the ability of Seller to engage in the type of business in which it is currently principally engaged; and
(xiii)    any Contract which would otherwise be considered material to the Business.
(b)    Seller Parent has Made Available to Purchaser true and complete copies of all Material Seller Contracts. Each Material Seller Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Seller, and, to the Knowledge of Seller Parent, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. None of the Seller Parent or Seller, or to the Knowledge of Seller Parent, any other party thereto (i) are in breach of or default in any material respect under a Material Seller Contract, To the Knowledge of Seller Parent, no event, occurrence, condition or act (including the completion of the transactions contemplated by this Agreement) exists which, with the giving of notice, or the lapse of time, would become a breach or default in any material respect of any obligation therein or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Seller Contract. There currently is no dispute or, to the Knowledge of Seller Parent, potential dispute and is no mediation, arbitration or other dispute resolution procedure under any such Material Seller Contract. None of the Seller Parent or the Seller or, to the Knowledge of the Seller Parent, any other party thereto has received any written notice of breach, default, termination or suspension of any Material Seller Contract, and to the Knowledge of Seller Parent, no action is being taken by any Person to terminate or suspend any Material Seller Contract. All final payments and payment reconciliations required to be made in connection with the Connection Cost Recovery Agreement have been completed.
(c)    No Environmental Attributes have been conveyed by Seller to any entity other than pursuant to a Material Seller Contract.
(d)    The Liability of the Seller in connection with its support of community initiatives pursuant to the community benefit fund is limited to an annual payment up to $500/MW/pa, which is payable promptly upon request from the community benefit fund committee until such time as the Project is decommissioned.
4.11    Permits.
Schedule 4.11 sets forth all material Permits acquired or held by Seller in connection with the ownership and operation of the Project; provided that for purposes hereof all Permits required during the period at and after the Commercial Operation Date shall be deemed material. The Seller holds in full force and effect all Permits required for the operation of the Business as presently conducted, other than those Permits required in connection with certain operation and maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions when needed.
With respect to any Permits required for the ownership or operation or operation of the Project and held by Seller or the General Partner (a) none of the Seller or the General Partner is in material default or material violation, and no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of the terms, conditions or provisions of such Permit, and (b) there are no legal proceedings pending or, to the Knowledge of Seller Parent, threatened in writing, relating to the suspension, revocation, termination or modification of any such Permit. With respect to any Permits required for the ownership or operation of the Project but not held by Seller or the General Partner, (a) to the Knowledge of Seller Parent, no holder of such Permit is in material default or material violation, and, to the Knowledge of Seller Parent, no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of the terms, conditions or provisions of such Permit, and (b) to the Knowledge of Seller Parent, there are no legal proceedings pending or threatened in writing, relating to the suspension, revocation, termination or modification of any such Permit.
4.12    Affiliate Transactions.
Except as disclosed on Schedule 4.12, there are no existing or pending transactions, Contracts or Liabilities between or among (a) Seller on the one hand, and (b) Seller Parent or any of Seller Parent’s Affiliates (other than Seller and the General Partner) or any officer or director of the foregoing on the other hand.
4.13    Environmental Matters.
(a)    Except as set forth on Schedule 4.13, to the Knowledge of Seller Parent, there are no Hazardous Substances located on, at or under the Project Real Property in violation of or in excess of applicable limit concentrations under or pursuant to Environmental Law.
(b)    Except as set forth on Schedule 4.13, (i) there are no locations or premises within the Project site or any other location where there has been a Release that (A) Seller has been or would be obligated to alter, investigate, remove, remediate or otherwise respond to pursuant to any Environmental Law or any Contract entered into with any other Person or (B) has resulted in or would reasonably be expected to result in an Environmental Claim against or liability of Seller under any Environmental Law, in the case of each of (A) and (B) that would individually or in the aggregate have a Material Adverse Effect, (ii) there are no Actions or Proceedings pending or to the Knowledge of Seller Parent, threatened against Seller under Environmental Law, and (iii) neither Seller Parent nor Seller has received written notice from any Person, including a Governmental Authority, of any Environmental Claim, or any written notice of any investigation, or any written request for information, in each case under, any Environmental Law, and no such notice or request for information would reasonably be expected, except for those listed on Schedule 4.13 and none of which are material.
(c)    Neither Seller Parent nor Seller has given any release or waiver of liability that would waive or impair any claim based on the presence of Hazardous Substances in, on or under any real property against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.
(d)    Schedule 4.13 lists all material reports and documents relating to the environmental matters affecting the Seller and the Project Real Property which are in the possession or under the control of Seller, Seller Parent or any of their Affiliates. Copies of all such reports and documents have been Made Available to the Purchaser.
The representations and warranties in this Section 4.13 and in Sections 4.03, 4.05, 4.11, 4.16(b) and 4.20 are the sole representations and warranties with respect to matters relating to Environmental Laws or other environmental matters.
4.14    Personal and Real Property.

(a)    Other than as described in Schedule 4.14(a), the Seller owns no real property.
(b)    Schedule 4.14(b) sets forth the Real Property Agreements to which the Seller and/or the General Partner are a party in connection with the Project Real Property and any option, amendments, or renewal in respect thereof (the “Project Real Property Agreements”), which such schedule sets forth (i) the legal description of the Project Real Property, (ii) the original parties to each Project Real Property Agreement, and (iii) all amendments with respect to each Project Real Property Agreement.
(c)    The interests of the Seller in all Project Real Property Agreements set forth in Schedule 4.14(b) (other than those set forth in Section D of Schedule 4.14(b)) are insured under the existing owner’s title insurance policy or policies for the Project set forth on Schedule 4.14(c) (“Title Policies”).
(d)    The Seller has good and valid title, or a good and valid leasehold interest, in all Project Real Property described in Schedule 4.14(b) subject to the terms and conditions of the Project Real Property Agreements and good and valid title to, or a valid leasehold in, all of its tangible personal property and assets free and clear of all Liens, except for Permitted Liens.
(e)    With respect to the Project Real Property it leases or to which it has the right to use and occupy, the Seller has the right to, and does, enjoy peaceful and undisturbed nonexclusive possession under all Project Real Property Agreements under which it is leasing or occupying property in accordance with the terms and conditions of the relevant Project Real Property Agreement, subject to the Permitted Liens. Seller Parent has Made Available to Purchaser, true and complete copies of all Project Real Property Agreements. All rents and other payments under the Project Real Property Agreements have been paid in full to the extent due, no waiver, indulgence or postponement of the Seller’s obligations has been granted by the counterparty to the applicable Project Real Property Agreement, and to the Knowledge of the Seller Parent, all of the covenants required to have been performed by the Seller and counterparty under the Project Real Property Agreement have been performed in all material respects.
(f)    Except as set forth in Schedule 4.14(f), each of the Project Real Property Agreements (i) has been duly authorized, executed and delivered by the Seller and, to the Knowledge of Seller Parent, any other party thereto; (ii) constitutes a valid and binding obligation of the Seller and, to the Knowledge of Seller Parent, any other party thereto and is enforceable against the Seller and, to the Knowledge of Seller Parent, any other party thereto in accordance with its terms, except as such terms may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding in equity or at law, and (iii) is unamended (other than as disclosed on Schedule 4.14(b)). None of Seller, or to the Knowledge of Seller Parent, any other party thereto (i) is in breach of or default in any material respect under a Project Real Property Agreement and, to the Knowledge of Seller Parent, there exists no event, occurrence, condition or act (including the completion of the transactions contemplated by this Agreement) which, with the giving of notice or the lapse of time, would become a breach or default of any material obligation thereunder, or (ii) has received any written notice of breach, default, termination or suspension of any Project Real Property Agreement, and to the Knowledge of Seller Parent no action is being taken by any Person to terminate or suspend any Project Real Property Agreement, in each case which could reasonably be expected to cause a Material Adverse Effect.
(g)    To the Knowledge of Seller Parent, the Project Real Property is sufficient to provide the Seller with continuous, uninterrupted and, together with public roads, contiguous access and rights of ingress and egress to the Project sufficient for the operation and maintenance of the Project as currently conducted.
(h)    Each Project Real Property Agreement (or a notice thereof) has been registered in the appropriate land registry office. No lease or easement that is created by a Project Real Property Agreement is for a term in excess of fifty (50) years, including any renewals or extensions of the term provided for in the applicable Project Real Property Agreement or in a separate option or other document entered into as part of the arrangement relating to the Project Real Property Agreement (whether or not the lessee and the optionee or person named in the document are the same persons).
(i)    To the Knowledge of the Seller Parent, none of the Project Real Property, or the Project, nor their use, operation or maintenance violates any restrictive covenant or encroaches on any property owned by any other person. To the Knowledge of the Seller Parent, no condemnation or expropriation proceeding is pending or threatened against any of Project Real Property nor has any written notice or proceeding in respect thereof been provided to the Seller Parent. Seller Parent and Seller have not received any work orders or notices of violation, deficiency or non-compliance from any Governmental Authority or any other Person relating to any Project Real Property.
(j)    The Seller Parent has not received written notice of any local improvement or capital charges, special levies or other rates or charges of a similar nature associated or in connection with any Project Real Property (other than realty taxes accruing from day to day) and no agreement has been entered into by the Seller with the applicable local municipality or with any other Governmental Authority which would have the effect of making all or part of any Project Real Property subject to or assessed for any such charges, levies or assessments.
(k)    The equipment and other tangible personal property that forms part of the Acquired Assets owned or leased by the Seller is (i) reasonably adequate for the conduct of the Business of the Seller as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear and have been maintained in accordance with prudent industry practices in all material respects. Except as set forth in Schedule 4.14(k), none of the Acquired Assets are subject to any right of first refusal, duty of first offer, purchase option or any similar right.
4.15    Insurance.
Schedule 4.15 lists all of the insurance maintained by or on behalf of Seller (the “Insurance Policies”). All Insurance Policies are in full force and effect, valid and binding in accordance with their terms and no notice of cancellation or termination has been received with respect to any such policy nor is Seller in default under any such policy. All premiums with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid and, with respect to premiums due and payable prior to Closing, will be so paid. As of the Closing Date, none of these Insurance Policies have lapsed and, to the Knowledge of Seller Parent, there are no circumstances that have rendered such insurance unenforceable, void or voidable. Schedule 4.15 sets forth a true, correct and complete list of any outstanding claims under such policies.
4.16    Compliance with Laws.
(a)    Except with respect to Environmental Law which are governed exclusively by Section 4.13 and except as set forth on Schedule 4.16, the Seller Parent, in its ownership and operation of the Seller, is in compliance in all material respects with all applicable Laws.
(b)    Except as set forth on Schedule 4.16, the Seller is in compliance with all Laws applicable to the Business (including but not limited to the employment of the Project Personnel) and the ownership and operation of the Project other than such non-compliance which could not reasonably be expected to result in a Material Adverse Effect. Neither the Seller Parent nor the Seller has received written notice of any claim, action or assertion alleging any material violation of any Law that has not been cured, and neither Seller Parent nor the Seller is in default with respect to any Order applicable to the Acquired Assets and the Business other than such default which could not reasonably be expected to result in a Material Adverse Effect.

4.17    Warranties.
Each warranty that is in effect immediately prior to Closing in respect of any Project work or equipment, including with respect to any wind turbine components and related equipment installed or to be installed at the Project, is, immediately prior to Closing, held by the Seller and enforceable by the Seller in accordance with its terms.
4.18    Bank Accounts.
Schedule 4.18 is a list of the locations and numbers of all bank accounts, investment accounts and safety deposit boxes maintained by Seller, together with the names of all persons who are authorized signatories or have access thereto or control thereunder (the “Bank Accounts”). Set forth on Schedule 4.18 is an estimate of the amounts set forth in the Reserve Accounts as of the Calculation Date. All cash or cash equivalents owned by the Seller, and all cash or cash equivalents included in the computation of Project Working Capital are maintained in the accounts listed on Schedule 4.18.
4.19    Intellectual Property.
No licenses, trademarks, patents, copyrights or agreements with respect to the use of technology (other than such licenses, trademarks, patents, copyrights or agreements which form a part of the Acquired Assets) are necessary for (a) Seller to own, operate and maintain the Project in accordance with the Material Seller Contracts and (b) to the Knowledge of Seller Parent, third party equipment suppliers to license or sell equipment to Seller in accordance with the Material Seller Contracts.

4.20    Absence of Certain Changes.
Except as set forth on Schedule 4.20, since December 31, 2014:
(a)    no event, change, fact, condition or circumstance has occurred as to Seller which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and
(b)    the Seller has conducted its business in the ordinary course consistent with past practices, except to the extent that Seller implements the Seller Pre-Closing Reorganization in accordance with, and as expressly permitted pursuant to, the provisions of Section 6.04.
4.21    First Nations.
There have been no First Nations Claims received by Seller Parent, the Seller or any of their Affiliates in respect of the Project or any Project Real Property, and to the actual Knowledge of Seller Parent, no threat has been made of any First Nation Claim directly to Seller Parent, the Seller or any of their Affiliates in respect of the Project or any Project Real Property which a person, acting reasonably, would perceive as a materially adverse threat to the operation or value of the Project. There are no agreements, whether written or oral, which have been entered into by the Seller Parent or the Seller with any First Nation in respect of the Project or any Project Real Property.
4.22    No Other Warranties.
THE WARRANTIES SET FORTH HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PARENT PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED ASSETS, SELLER OR THE PROJECT, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4, SELLER PARENT MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE SELLER OR THE ACQUIRED ASSETS.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES IN RESPECT OF PURCHASER AND PURCHASER PARENT
Purchaser hereby represents and warrants to Seller Parent and Seller as of the date hereof (unless specifically stated otherwise), as follows:
5.01    Purchaser.
(g)    Existence.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification. Purchaser has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to be executed and delivered by Purchaser hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and to carry on its business as currently conducted.
(h)    Authority.
All limited liability company actions and proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement and all other Transaction Documents to which Purchaser is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly taken. This Agreement and all other Transaction Documents to which Purchaser is a party have been, or prior to the Closing will have been, duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such terms may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditor’s rights generally, and (b) general principles of equity, whether considered in a proceeding in equity or at law.
(i)    No Consent.
Except as set forth on Schedule 5.01(c) (the “Purchaser Consents”) and for the Competition Act Approval and the Investment Canada Act Clearance, the execution, delivery and performance by Purchaser of this Agreement and any other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereunder and thereunder do not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.
(j)    No Conflicts.
Assuming the Purchaser Consents, Purchaser Approvals, the Competition Act Approval and Investment Canada Act Clearance are obtained, the execution, delivery and performance by Purchaser of this Agreement, any other agreements to be executed and delivered by Purchaser hereunder and any other Transaction Documents to which Purchaser is a party do not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser’s certificate of formation or operating agreement, or to the actual knowledge of Purchaser, any Contract to which Purchaser is a party; (b) conflict with or result in a violation or breach of any provision of any Law applicable to Purchaser; or (c) result in the creation of any material Lien upon Purchaser or any of its assets in each case which would prevent, delay or materially burden the consummation by Purchaser of the transactions contemplated herein and therein.
(k)    Governmental Approvals.

Except as set forth on Schedule 5.01(c) (“Purchaser Approvals”) and for the Competition Act Approval and Investment Canada Act Clearance, no Governmental Approval is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement, any other agreements to be executed and delivered by Purchaser hereunder, any other Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.
(l)    Legal Proceedings.
There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its assets in law or equity or before any Governmental Authority that could reasonably be expected to result in the issuance of an Order or other decision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents to which Purchaser is a party.
(m)    Brokers.
Except for fees and commissions that will be paid by Purchaser, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement or the Transaction Documents to which Purchaser is a party.
(n)    Permits and Filings.
Except for the Purchaser Consents, the Purchaser Approvals, the Competition Act Approval and Investment Canada Act Clearance, no Permit on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is a party, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Cash Purchase Price.
(o)    Compliance with Laws.
Purchaser is not in violation of any Law except where any such violation would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is a party or to perform its obligations hereunder and thereunder.
(p)    Due Diligence.
Purchaser has had the opportunity to conduct all such due diligence investigations of the Acquired Assets and the Project as it deemed necessary or advisable in connection with entering into this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. Purchaser has relied solely on its independent investigation and the representations and warranties and covenants expressly contained in this Agreement and set forth in the Disclosure

Schedules, in making its decision to acquire the Acquired Assets and has not relied on any other statements or advice from Seller Parent or its Representatives. The preceding sentences of this Section 5.01(j) do not limit or modify the representations and warranties in Article 3 or Article 4 or limit Purchaser’s reliance thereon.
(q)    Financial Ability to Close.
At the Closing, Purchaser will have sufficient cash available to pay the Cash Purchase Price in accordance with this Agreement. Purchaser hereby acknowledges and agrees that the receipt of any financing shall not be a condition precedent to Purchaser’s obligations to purchase the Acquired Assets in accordance with this Agreement.
(r)    Tax Matters.
Purchaser will be registered for the purposes of the tax imposed under Part IX of the ETA before Closing and provide the Seller Parent notice of its GST/HST number.
(s)    Investment Canada Act.
Purchaser is a “WTO investor”. To the best of its knowledge, Purchaser is not a “state-owned enterprise” within the meaning of the Investment Canada Act.
5.02    Purchaser Parent.
(h)    Existence; Corporate Power.
Purchaser Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser Parent has all requisite power and authority to execute the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.
(i)    Authority.
All limited liability company actions or proceedings necessary to authorize the execution and delivery by Purchaser Parent of the Transaction Documents to which it is a party and the performance by Purchaser Parent of its obligations thereunder, have been duly and validly taken. Each Transaction Document to which Purchaser Parent is a party prior to the Closing will have been duly and validly executed and delivered by Purchaser Parent and constitutes a valid and binding obligation of Purchaser Parent, enforceable against Purchaser Parent, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.
(j)    No Consent.
Except for the Purchaser Approvals, Purchaser Consents, the Competition Act Approval and Investment Canada Act Clearance, the execution, delivery and performance by Purchaser Parent of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereunder do not require Purchaser Parent to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which Purchaser Parent is bound.
(k)    No Conflicts.
Assuming the Purchaser Consents, Purchaser Approvals, the Competition Act Approval and Investment Canada Act Clearance are obtained, the execution, delivery and performance of the Transaction Document to which Purchaser Parent is a party do not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser Parent’s certificate of formation or operating agreement, or to the actual knowledge of Purchaser Parent, any Contract to which Purchaser Parent is a party which would prevent, delay, or materially burden the consummation of the transactions contemplated in the Transaction Documents to which Purchaser Parent is a party; (b) conflict with or result in a violation or breach of any provision of any Law applicable to Purchaser Parent which would prevent, delay or materially burden the consummation by Purchaser Parent of the transactions contemplated herein; or (c) result in the creation of any material Lien upon Purchaser Parent or any of its assets which would prevent, delay or materially burden the consummation of the transactions contemplated herein.
(l)    Regulatory Matters and Governmental Approvals.
Except for the Purchaser Approvals, the Competition Act Approval and Investment Canada Act Clearance, no Governmental Approval on the part of Purchaser Parent is required in connection with the execution, delivery and performance of the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby, including with respect to any Permit.
(m)    Legal Proceedings.
There is no Action or Proceeding pending, or to the knowledge of Purchaser Parent, threatened, against Purchaser Parent in law or in equity or before any Governmental Authority that could reasonably be expected to result in the issuance of an Order or other decision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Transaction Documents to which Purchaser Parent is a party.

ARTICLE 6
COVENANTS OF SELLER PARENT
Seller Parent covenants and agrees with Purchaser that Seller Parent will comply with all covenants and provisions of this ARTICLE 6, except to the extent Purchaser may otherwise consent in writing.
6.01    Regulatory and Other Permits.

Prior to the Closing, Seller Parent shall or shall cause Seller and their Affiliates, as applicable, to, as promptly as practicable, make all filings with all Governmental Authorities, except with respect to the Competition Act Approval (which shall be governed by ARTICLE 14 below), and other Persons required by Seller, Seller Parent or their Affiliates to consummate the transactions contemplated hereby and shall and shall cause Seller and their Affiliates to use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents or approvals of all Governmental Authorities and other Persons required by Seller, Seller Parent or their Affiliates to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents. Prior to the Closing, Seller Parent shall promptly provide Purchaser with a copy of any material filing, order or other document proposed to be delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents or approvals of Governmental Authorities and other Persons. Prior to the Closing, Seller Parent shall provide a status report to Purchaser upon the reasonable request of Purchaser. Prior to the Closing, Seller Parent shall use its commercially reasonable efforts to cause its officers, directors, or other Affiliates not to take any action which could reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby.
6.02    Access to Information.
Pending Closing, Seller Parent shall at all reasonable times and upon reasonable prior notice during regular business hours (a) make appropriate members of its management team available for questions related to the properties, assets, books, records, financial and operating data, and other information pertaining to the Acquired Assets, the Business or the Project which shall be reasonably available for examination and review by Purchaser and its Representatives via the Electronic Data Room, (b) provide such access to the Project (and its facilities and equipment), and (c) provide such access to third parties related to the Project as the Purchaser reasonably requests in connection with replacement of the Support and Affiliate Obligations and procurement of the Purchaser Consents and Purchaser Approvals; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, the Acquired Assets or the Project, shall be subject to Seller Parent’s and Seller’s safety and security procedures and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or Representatives, shall access the Project Real Property or conduct any intrusive environmental site assessment or activities with respect to the Acquired Assets without the prior written consent of Seller Parent. Prior to the Closing, Seller Parent shall provide Purchaser with the monthly financial statements, operating reports and management reports for Seller and the Project in the form, and at the times, historically prepared by Seller Parent, Seller or their Affiliates in the ordinary course. Seller Parent shall continue to maintain and update the Electronic Data Room in accordance with its prior practice with respect to the Project until the Closing.
6.03    Conduct of Business.
Prior to Closing:
(a)    Seller Parent shall cause the Seller to operate and carry on the Business in the ordinary course consistent with past practices. Without limiting the foregoing, Seller Parent shall cause the Seller to use commercially reasonable efforts consistent with good business practice to preserve the goodwill of suppliers, contractors, Governmental Authorities, licensors, customers, distributors and others having business relations with Seller.
(b)    Without limiting Section 6.03(a), except for the transactions to be consummated pursuant to this Agreement, or as set forth on Schedule 6.03(b) or except with the express written approval of Purchaser, such approval not to be unreasonably withheld or delayed, Seller Parent shall cause the Seller not to:
(i)    transfer or sell, directly or indirectly issue any membership interests, other equity interests or securities (or securities convertible into equity interests) in or of Seller, or debt securities, to any Person or create or permit to exist any Lien (other than Permitted Liens) upon the Business, the Acquired Assets or the Project;
(ii)    make any material change in the Business or the operations of the Project, except such changes required to comply with any applicable Law;
(iii)    fail to timely pay any material amounts as they become due and owing to any and all of its vendors, suppliers and other account payables (and all other similar obligations) consistently with past practices unless being contested in good faith;
(iv)    enter into any Contract for the purchase of or acquisition of an interest in real property other than as contemplated by the Material Seller Contracts;
(v)    enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination) of any Person or business or any division thereof or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Seller;
(vi)    sell, assign, lease or fail to preserve any of the Acquired Assets other than (i) sales of electric power as set forth in the Material Seller Contracts, (ii) the transfer of any related Environmental Attributes under any Material Seller Contract, and (iii) the transfer of an asset that is worn out, obsolete, damaged or no longer necessary or useful for the operation of the Project;
(vii)    create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another Person or into any arrangement having the economic effect of any of the foregoing (other than (i) Credit Facility Obligations existing as of the date hereof, and (ii) Credit Facility Obligations incurred as a result of the reimbursement of the Obligations (as defined in the Credit Agreement) on the Closing Date);
(viii)    enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination or assignment (except with respect to the agreements listed in Annex 6 which shall be terminated or assigned prior to or simultaneous with Closing and the Facility

Management Agreements which will be terminated effective as of Closing) of any Material Seller Contract or Project Real Property Agreement other than any amendment, modification or waiver which is not material to such Material Seller Contract or such Project Real Property Agreement, as applicable, and is otherwise in the ordinary course of business;
(ix)    enter into, amend, modify or waive any rights under, in each case, in any material respect, any material Contract with Seller or any Affiliate of Seller other than entry into such amendment, modification or waiver of any such Contracts as may be expressly contemplated as part of the transactions contemplated in this Agreement;
(x)    purchase, redeem or issue any partnership interest (or securities exchangeable, convertible or exercisable for a partnership interest) in the Seller or fail to keep in effect the existence of the Seller;
(xi)    make or change any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(xii)    fail to maintain insurance coverage substantially equivalent to the Insurance Policies as in effect on the date hereof;
(xiii)    settle or agree to settle any material dispute with any third party, including any Governmental Authority;
(xiv)    make any material change in any method of accounting or accounting practice of the Seller (including practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, supplies, materials, spare parts, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue), except as required by GAAP and notified to Purchaser in advance or as disclosed in the notes to the Financial Statements;
(xv)    hire any employee by the Seller or increase or modify the level of wages, overall compensation or other benefits of, or offer any additional employment benefits to, any Project Personnel, except for such increases or modifications or additional employment benefits disclosed by Seller Parent or its Affiliates to Purchaser in writing prior to the Effective Date;
(xvi)    pay after the Calculation Date any distributions, dividends, unit repurchase or redemption or similar payments to (i) any of the Seller’s partners or (ii) any of the Seller’s Affiliates, in each case other than (A) as required pursuant to the Seller’s or the General Partner’s Constitutive Documents or pursuant to any of the Loan Documents or (B) to Invenergy Services pursuant to the Facility Management Agreement or for other services rendered by Invenergy Services to the Seller pursuant to a Material Seller Contract;

(xvii)    agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 6.03.
Notwithstanding anything to the contrary herein, any actions or events approved in writing by Purchaser in accordance with this Section 6.03(b), shall be deemed disclosed and incorporated by reference in the Schedules to this Agreement as of the Closing Date and Purchaser shall be deemed to have waived any right to indemnification for the breach of representation or warranty relating to the matter approved in writing by Purchaser in this Section 6.03(b).
6.04    Pre-Closing Reorganization.
Notwithstanding any provision of this Agreement to the contrary, including for greater certainty the restrictions in Section 6.03, the partners of Seller and their respective Affiliates shall be entitled to implement or cause to be implemented any pre-Closing reorganization of their respective direct or indirect interests in Seller, without requiring any approval from Purchaser; provided that Purchaser’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned) shall be required if (a) pursuant to such pre-Closing reorganization, any properties, assets or rights owned by Seller are sold, encumbered or otherwise disposed of by Seller; (b) pursuant to such pre-Closing reorganization, Seller assumes or otherwise becomes responsible for any Liabilities that are not Excluded Liabilities hereunder; (c) such pre-Closing reorganization adversely affects, in the opinion of the Purchaser, acting reasonably, any rights of Purchaser pursuant to this Agreement or the Purchaser’s interests relating to the transactions hereunder; (d) such pre-Closing reorganization causes (in the opinion of the Purchaser, acting reasonably) any adverse Tax consequences to Purchaser; or (e) such pre-Closing reorganization is reasonably likely to result in Seller incurring any Liabilities that are Assumed Liabilities hereunder (any such pre-Closing reorganization, a “Seller Pre-Closing Reorganization”).
6.05    Exclusivity.
Until this Agreement is terminated, Seller Parent will not, and will cause Seller, their Representatives and Affiliates not to, directly or indirectly accept, solicit or respond to the submission of any indication of interest, proposal or offer from any Person, engage in any negotiations concerning, provide any confidential information or data to any Person in respect to, have any discussions with any Person (except Purchaser) or enter into any letter of intent or similar document or other agreement or commitment relating to, any Third-Party Acquisition Proposal. Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing. If the Seller Parent, Seller or their Affiliates or Representatives receive any Third-Party Acquisition Proposal, Seller Parent will immediately suspend any discussion with such offeror or Person and notify Purchaser thereof and the Seller Parent shall not permit any prospective buyers or their lenders access to the Electronic Data Room.
6.06    Records.
Prior to the Closing, Seller Parent shall cause Seller to keep in its possession and control all information and records with respect to the Acquired Assets, Project and the Business, consistent with the current policies of Seller. Within five Business Days following the Closing, the Seller Parent shall deliver a CD-ROM of the Electronic Data Room to Purchaser. Within sixty (60) days following the Closing Date, the Seller Parent shall deliver or cause to be delivered to the Purchaser existing original copies of each Material Seller Contract and material Permit in the possession of the Seller or its Affiliates, along with existing originals of other material Project related documents (including, for example, as-built construction drawings) in the possession of the Seller or its Affiliates where CD-ROM electronic copies are not reasonably functional and the Purchaser has requested such originals of other material Project related documents within such period of sixty (60) days following the Closing Date.
6.07    Fulfillment of Conditions.
Prior to the Closing, Seller Parent shall and shall cause its Affiliates to use their commercially reasonable efforts to satisfy each condition to the obligations of Seller Parent and each condition to the obligations of Purchaser contained in this Agreement which are within their control.
6.08    Further Assurances.
Prior to the Closing, Seller Parent shall and shall cause its Affiliates to use their commercially reasonable efforts to negotiate, execute and deliver, or cause to be executed and delivered, all such documents and instruments (including pursuant to Section 7.04) and shall take, or cause to be taken, all such further actions as may be reasonably necessary and are within their control to consummate and make effective the transactions contemplated by this Agreement (including as reasonably requested by the Purchaser in connection with the payoff by the Purchaser of the obligations of the Credit Facility Obligations and obtaining any necessary consents of the financing parties if the Debt Assumption Option is exercised). Prior to the Closing, Seller Parent shall cooperate with Purchaser and provide any information regarding Seller Parent, Seller or their Affiliates necessary to assist Purchaser in making any filings or applications with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 6.08, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 6.08 shall not apply.
6.09    Disclosure Schedules Update.
(a)    Update to Seller Parent Disclosure Schedules. Seller Parent has the continuing right to add any necessary schedules to the Seller Parent’s Disclosure Schedules, supplement, modify or amend, during the pre-Closing period, the information required to be set forth on the Seller Parent Disclosure Schedules as to representations or warranties made by Seller Parent solely as a result of matters or events first occurring after the Effective Date as necessary to complete or correct any information therein (such information being called the “Updated Information”); provided that such Updated Information shall not be deemed to update Seller Parent’s representations and warranties previously made.
(a)    Effect on Closing Conditions.

(i)    In the event the condition set forth in Section 8.01 is not met at Closing, due to events or acts disclosed in the Updated Information, Purchaser agrees to meet with Seller Parent and discuss in good faith with Seller Parent to determine if there are mutually acceptable terms and conditions under which Purchaser would be willing to waive such conditions. If Purchaser decides to waive such conditions and proceed with Closing, Purchaser shall be deemed to have irrevocably waived its and its Purchaser Indemnified Parties’ right to indemnification under ARTICLE 12 for Losses with respect to any breach of any representation, warranty or covenants arising out of such Updated Information and shall not otherwise have any recourse against the Seller Parent or the Seller Indemnitors, or their respective Affiliates, in respect of such Updated Information. If Purchaser, after meeting with Seller Parent, determines that it is not willing to waive such condition, Purchaser shall terminate the Agreement pursuant to Section 13.01(c).
(ii)     In the event all the conditions set forth in ARTICLE 8 are met and Closing occurs, Purchaser shall be entitled to make an indemnification claim under ARTICLE 12 of this Agreement (subject to the applicable limitations set forth in ARTICLE 12) for any Losses incurred by Purchaser or a Purchaser Indemnified Party based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller Parent contained in this Agreement and disclosed in the Updated Information.
6.10    Project Personnel.
(a)    Schedule 6.10(a) is a list of all individuals employed on-site of the Project by any of Seller’s Affiliates (including Invenergy Services) (the “Project Personnel”). Seller Parent shall provide all information reasonably requested by Purchaser with respect to the Project Personnel, including without limitation, salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees, location of employment, length of service, their annual vacation entitlement in days, vacation days taken and vacation days remaining, their annual sick day entitlement, sick days taken and sick days remaining.
(b)    From the date of the termination of the Transition Services Agreement, and for a period of one (1) year thereafter, Seller Parent agrees not to directly or indirectly, through any Affiliate, officer, director, employee, representative or agent of Seller Parent or its Affiliates solicit or attempt to induce any Project Personnel who accepted Purchaser’s offer of employment pursuant to Section 7.06(b), (i) for employment, engagement or other retention by or on behalf of any Person other than Purchaser or its Affiliates, or (ii) to terminate his or her relationship with Purchaser or its Affiliates (other than upon the written agreement of Purchaser).
6.11    Intercompany Obligations.
Prior to the Closing, the Seller Parent shall cause all intercompany account obligations (including Indebtedness) owed by Seller to any of its Affiliates to be settled, at the election of the Seller, by either causing such accounts and obligations to be (a) paid and discharged, including by netting of payables and receivables involving the same parties, or (b) cancelled without the Seller paying any consideration therefor and deliver written evidence thereof to the Purchaser by such date. In addition, except as otherwise authorized by Purchaser prior to the Closing Date, the Seller

Parent shall cause all intercompany Contracts between the Seller, and any of its Affiliates to be terminated other than those set forth on Schedule 6.11.
6.12    Cooperation.
Prior to the Closing, Seller Parent will, and will use commercially reasonable efforts to cause its officers and employees to, on a timely basis, cooperate with Purchaser to provide such information as may be reasonably requested by Purchaser in connection with the arrangement, marketing, syndication and consummation of any financing deemed reasonably necessary or advisable by Purchaser in connection with the transactions contemplated under this Agreement (the “Financing”) (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller Parent)  including Seller Parent providing all information reasonably requested by such financing sources in connection with such Financing, including for the preparation of materials for any rating agency presentation, registration statement, offering memorandum or similar documents in connection with any Financing, including (1) furnishing Purchaser with any pertinent financial information relating to the Acquired Assets that would be required to be included in a registration statement on Form S-1 pursuant to Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), (2) customary consents and comfort letters from Seller Parent’s independent auditors in respect of financial information provided to Purchaser, and (3) any pro forma financial information required in connection therewith under the Securities Act. Notwithstanding the foregoing, nothing in this Agreement shall require Seller Parent or any of its representatives (1) to take any action that would reasonably be expected to conflict with or violate the organizational documents of Seller Parent or any of its subsidiaries or violate any Law or breach any material contract, (2) to pay any commitment or similar fee, reimburse any third party expenses or provide any indemnities in connection with any such Financing (except to the extent Purchaser promptly reimburses (in the case of out-of –pocket costs) or provides the funding to (in all other cases) Seller Parent or (3) to incur or assume any other cost, liability or obligation in connection with the Financing prior to the Closing.
ARTICLE 7
COVENANTS OF PURCHASER
Purchaser covenants and agrees with Seller Parent that Purchaser will comply with all covenants and provisions of this ARTICLE 7, except to the extent Seller Parent may otherwise consent in writing.
7.01    Regulatory and Other Permits.
Prior to the Closing, Purchaser shall and shall cause its Affiliates to, as promptly as practicable, make all filings with all Governmental Authorities, except with respect to the Competition Act Approval (which shall be governed by ARTICLE 14 below), and other Persons required by Purchaser or its Affiliates to consummate the transactions contemplated hereby and shall and shall cause its Affiliates to use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents or approvals of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Purchaser Approvals, the Purchaser Consents and the Investment Canada Act Clearance. Prior to the Closing,

Purchaser shall promptly provide Seller Parent with a copy of any material filing, order or other document proposed to be delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents or approvals of Governmental Authorities and other Persons. Prior to the Closing, Purchaser shall provide Seller Parent with a status report to Seller Parent upon the reasonable request of Seller Parent. Prior to the Closing, Purchaser shall use its commercially reasonable efforts to cause its officers, directors, or other Affiliates not to take any action which could reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby.
7.02    Fulfillment of Conditions.
Prior to the Closing, Purchaser shall use its commercially reasonable efforts to satisfy each condition to the obligations of Seller Parent and each condition to the obligations of Purchaser contained in this Agreement which are within its control.
7.03    Further Assurances.
Prior to the Closing, Purchaser shall and shall cause its Affiliates to negotiate, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be reasonably necessary and are within their control to consummate and make effective the transactions contemplated by this Agreement. Prior to the Closing, Purchaser shall cooperate with Seller Parent and provide any information regarding Purchaser reasonably necessary to assist Seller Parent in making any filings or applications with any Governmental or Regulatory Authority. Notwithstanding anything to the contrary contained in this Section 7.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to the applicable rules relating to discovery and the remainder of this Section 7.03 shall not apply.
7.04    Replacement of Support and Affiliate Obligations.
Prior to the Closing but not effective until Closing, Purchaser shall use commercially reasonable and diligent efforts to replace each of the Support and Affiliate Obligations set forth on Annex 5 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of underlying Contract requiring provision of such Support and Affiliate Obligations.
7.05    Assumed Liabilities.
Upon the terms and subject to the conditions set forth in this Agreement, as of and with effect from the Closing, Purchaser agrees to assume, become responsible for and timely fulfill and perform all Assumed Liabilities. However, Purchaser will not assume or have any responsibility with respect to any Excluded Liabilities.
7.06    Project Personnel.

(a)    From the Effective Date and until the termination of the Transition Services Agreement, and except as set forth in Section 7.06(b), Purchaser shall not directly or indirectly, through any Affiliate, officer, director, employee, representative or agent of Purchaser or its Affiliates solicit or attempt to induce any Project Personnel (i) for employment, engagement or other retention by or on behalf of any Person other than Seller or its Affiliates (including Invenergy Services) or (ii) to terminate his or her relationship with Seller or its Affiliates (other than upon the written agreement of Seller Parent).
(b)    Not later than sixty (60) Business Days after the Effective Date, Purchaser shall offer employment to all of the Project Personnel (who are actively employed at such date) contingent upon Closing with a start date on the date of termination of the Transition Services Agreement. Prior to being delivered to the Project Personnel, Purchaser shall submit the offer letters to the Seller Parent for its approval as to form and content, which approval shall not be unreasonably withheld. Such offers shall (i) include base compensation, bonuses and group health and other benefits for each Project Personnel that are substantially similar in the aggregate to the base compensation, bonuses, vacation entitlements, severance entitlements and group health and other benefits for such Project Personnel disclosed to Purchaser in writing not later than thirty (30) days after the Effective Date (which disclosure, for greater certainty, shall also include any pending or ordinary course increases or modifications to the level of wages, overall compensation or other benefits that may be applicable to such Project Personnel in the period from the date of such disclosure until the expiry date of the Transition Services Agreement); (ii) provide for a minimum of a one (1) year term after the termination of the Transition Services Agreement; and (iii) recognize each Project Personnel’s service with the applicable Affiliate of the Seller as service with Purchaser for all purposes. All Project Personnel who accept employment with Purchaser shall become employees of Purchaser effective as of the date the Transition Services Agreement is terminated.
(c)    Subject to the provisions of Section 7.06(a) and 7.06(b), Seller or its Affiliates, as applicable, will continue to be responsible for and will, where applicable, discharge all obligations and liabilities in respect of the Project Personnel up to and including the close of business on the day immediately preceding the date of termination of the Transition Services Agreement, including, but not limited to, overtime, wages and severance entitlements and any obligations and liabilities pursuant to any retention agreements in respect of the Project Personnel; provided, however, that any accrued vacation entitlements that are connected to the employment service of Project Personnel with Seller or its Affiliates will be assumed and discharged by the Purchaser. In addition, Seller or its Affiliates, as applicable, will be responsible for severance for any Project Personnel who does not accept the Purchaser’s offer of employment. Purchaser assumes and will discharge all obligations and liabilities in respect of all Project Personnel employed by Purchaser pursuant to Purchaser’s offer of employment that arise after the close of business on the day immediately preceding the date of termination of the Transition Services Agreement.
(d)    The Seller Parent undertakes that it will cause to be delivered to the Purchaser a Purchase Certificate issued by the Ontario Workplace Safety and Insurance Board in respect of the Business on or within five (5) days prior to the expiry of the Transition Services Agreement.
7.07    Expansion Rights.

After the Closing, Purchaser shall and shall cause its Affiliates to, at the request of Seller Parent, use their commercially reasonable efforts to negotiate in good faith to reach agreement on, and if agreement is reached, execute and deliver, or cause to be executed and delivered, all such documents and instruments (including a co-tenancy agreement, shared facilities agreement or any other agreement providing similar co-tenancy or shared facility rights) as may be necessary for Seller Parent or its Affiliates to exercise its Expansion Rights; provided, that (a) all such documents and instruments shall be on terms and conditions mutually agreeable to the parties thereto and no less favorable to Purchaser and its Affiliates than similar arms-length negotiated arrangements, and (b) Purchaser and its Affiliates shall have no obligation to negotiate or enter into any document or instrument which (i) may be in violation of applicable Law, (ii) cause a default or breach of any Contract, Permit or Governmental Approval to which Purchaser or its Affiliates is a party or to which their assets are subject, or (iii) have a negative material impact on the Project (as reasonably determined by the Purchaser, after consultation with an independent engineer) unless Seller executes and delivers (or causes to be executed and delivered) a customary build-out agreement in form and substance reasonably satisfactory to Purchaser.
7.08    Purchaser Parent Guaranty.
On the Effective Date, Purchaser shall cause Purchaser Parent to execute and deliver to Seller Parent the Purchaser Parent Guaranty.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser hereunder to purchase the Acquired Assets and to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
8.01    Bring-Down of Seller Parent’s Representations and Warranties.
The representations and warranties made by Seller Parent in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.
8.02    Performance Prior to and at Closing.
Seller Parent shall have performed in all material respects its obligations and covenants under this Agreement to be so performed by Seller Parent at or prior to Closing.
8.03    Bill of Sale and Leasehold Assignment.
The Bill of Sale and the Leasehold Assignment (together with a registrable form of assignment of lease or transfer in respect of all Project Real Property and applicable acknowledgements and directions regarding electronic registration) shall have been fully executed by Seller and delivered to Purchaser.
8.04    Transition Services Agreement.
The Transition Services Agreement shall have been fully executed by Invenergy Services and delivered to Purchaser.
8.05    Litigation.
No Order shall have been entered, and no Action or Proceeding shall have been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, or that seeks to do so, or would adversely affect the right of the Purchaser to own the Acquired Assets.
8.06    Governmental Approvals.
All Purchaser Approvals shall have been obtained and shall be in full force and effect and Seller Parent shall have obtained and delivered to Purchaser copies of each of the Seller Approvals, which shall be in full force and effect.
8.07    Consents.
All Purchaser Consents shall have been obtained and shall be in full force and effect and Seller Parent shall have obtained and delivered to Purchaser copies of each of the Seller Consents, which shall be in full force and effect.
8.08    Officers’ Certificates.
Seller Parent shall have delivered to Purchaser (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of Seller Parent substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Closing Date and executed by the Secretary of Seller Parent substantially in the form and to the effect of Exhibit E.
8.09    No Material Adverse Effect.
No Material Adverse Effect shall have occurred since the Effective Date and shall be continuing.
8.10    Facility Management Agreement.
The Facility Management Agreement shall have been terminated effective as of the Closing Date.
8.11    Contracts to be Terminated.

Seller Parent shall have delivered to Purchaser evidence of termination and release of the Contracts listed in Annex 6.
8.12    Competition Act Approval and Investment Canada Act Clearance.
Competition Act Approval and Investment Canada Act Clearance shall have been obtained.
8.13    Title Insurance.
The Purchaser shall have obtained (at its sole cost and expense) from a title insurer of its choice (the “Title Insurer”) a commitment to issue an owner’s policy of title insurance for all Project Real Property that constitute an interest in land (except for Project Real Property that constitute an interest in land and that is subject to the additional leases listed in Section D of Schedule 4.14(b)), in form and substance satisfactory to Purchaser, acting reasonably (the “Title Insurance Policy”), subject only to the delivery by the Purchaser to the Title Insurer of real property registry search results confirming the consummation of the transactions set forth in this Agreement and to the payment of the premium of the Title Insurance Policy.
8.14    Additional Purchases.
The Initial Closing as contemplated by and defined in the Purchase and Sale Agreement shall have occurred simultaneously with the Closing.
8.15    Credit Facility Obligations.
Subject to Section 2.05(b), Purchaser shall have received a Payout Letter in respect of all Credit Facility Obligations.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF SELLER PARENT
The obligations of Seller Parent hereunder to cause the Seller (and, for greater certainty, the obligations of Seller) to sell the Acquired Assets and to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller Parent, in its sole discretion).
9.01    Bring-Down of Purchaser’s Representations and Warranties.
The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to material adverse effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

9.02    Performance Prior to and at Closing.
Purchaser shall have performed in all material respects the obligations and covenants required under this Agreement to be so performed by Purchaser at or prior to the Closing.
9.03    Governmental Approvals.
All Seller Approvals shall have been obtained and shall be in full force and effect and Purchaser shall have obtained and delivered to Seller Parent copies of each of the Purchaser Approvals, which shall be in full force and effect.
9.04    Consents.
All Seller Consents shall have been obtained and shall be in full force and effect and Purchaser shall have obtained and delivered to Seller Parent copies of each of the Purchaser Consents, which shall be in full force and effect.
9.05    Litigation.
No Order shall have been entered, and no Action or Proceeding shall have been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, or that seeks to do so.
9.06    Certificates.
Purchaser shall have delivered to Seller Parent: (a) a certificate dated the Closing Date and executed by an authorized officer of Purchaser substantially in the form and to the effect of Exhibit F, (b) a certificate, dated the Closing Date and executed by an authorized officer of Purchaser substantially in the form and to the effect of Exhibit G.
9.07    Bill of Sale and Leasehold Assignment.
The Bill of Sale and the Leasehold Assignment (together with a registrable form of assignment of lease or transfer with respect of all Project Real Property and applicable acknowledgements and directions regarding electronic registration) shall have been fully executed by Purchaser and delivered to Seller Parent.
9.08    Facility Management Agreement.
The Facility Management Agreement shall have been terminated effective as of the Closing Date.
9.09    Competition Act Approval and Investment Canada Act Clearance
Competition Act Approval and Investment Canada Act Clearance shall have been obtained.
9.10    Personnel.

Purchaser shall have made an employment offer to each of the Project Personnel in accordance with Section 7.06(b).
9.11    Release of Material Seller Contracts.
(i) Release of obligations of the Seller and its General Partner, in its capacity as general partner for and on behalf of the Seller, under the Material Seller Contracts shall have been obtained to the satisfaction of the Seller Parent, acting reasonably, or (ii) if after having used commercially reasonable efforts to cause the Closing condition referred to in Section 9.11(i) to be satisfied the Parties are unable to obtain such releases of the obligations of the Seller under any Material Contract, Purchaser shall have provided a specific indemnity in a form acceptable to Purchaser, and satisfactory to the Seller Parent, each acting reasonably, in favour of the Seller and the Seller Parent Indemnified Parties in connection with such unreleased obligations.
9.12    Credit Facility Obligations.
Subject to Section 2.05(b), Seller Parent shall have received a Payout Letter in respect of all Credit Facility Obligations.
9.13    Additional Purchases.
The Initial Closing as contemplated by and defined in the Purchase and Sale Agreement shall have occurred simultaneously with the Closing.
9.14    Support and Affiliate Obligations
Purchaser shall have provided Seller Parent with evidence reasonably satisfactory to the Seller Parent of Purchaser’s successful replacement of all Support and Affiliate Obligations set forth on Annex 5 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of the underlying Contract requiring provision of such Support and Affiliate Obligations.

ARTICLE 10
TAX MATTERS
10.01    Certain Taxes.
All sales, use transfer, real property transfer, recording, stock transfer, value-added and other similar Taxes and fees (“Transfer Taxes”) payable by the Purchaser under applicable Law as a direct result of the sale, assignment or transfer of the Acquired Assets to the Purchaser shall be paid by Purchaser. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.

10.02    ETA Election.
Seller and Purchaser will, on or before the Closing Date, jointly execute an election in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the ETA apply to the sale and purchase of the Acquired Assets hereunder so that no tax is payable in respect of such sale and purchase under Part IX of the ETA. Purchaser will file such elections with the appropriate Taxing Authority within the time prescribed by the ETA. Purchaser will indemnify and save harmless Seller for all liabilities, claims, expenses or losses (including legal fees and disbursements) as a result of Seller not collecting or remitting any tax under Part IX of the ETA in respect of the sale of the Acquired Assets, or because of Purchaser’s failure to file the above elections in a timely fashion.
10.03    Tax Act Election.
Seller and Purchaser will execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Tax Act as to the sale of the accounts receivable of Seller to be purchased under this Agreement, and prepare their respective Tax Returns in a manner consistent with such joint election. For purposes of such joint election, the elected amount in respect of the accounts receivable will be consistent with the Allocation Schedule as set forth in or determined pursuant to Section 10.04 with respect to the accounts receivable.
10.04    Allocation of Purchase Price.
A schedule allocating the Purchase Price, including any Assumed Liabilities and any other item entering into Purchaser’s tax basis for the Acquired Assets among the Acquired Assets is attached hereto as Schedule 10.04 (the “Allocation Schedule”). Purchaser and Seller shall execute and file all of their own Tax Returns and prepare all their own financial statements and other instruments in accordance with the Allocation Schedule.
ARTICLE 11
SURVIVAL
11.01    Survival of Representations, Warranties, Covenants and Agreements.
The representations, warranties, covenants, indemnities and agreements of Seller Parent, the Seller Indemnitors and Purchaser contained in this Agreement are material, were relied on by the Parties, and will survive the Closing Date as provided in Section 12.03.
ARTICLE 12
INDEMNIFICATION
12.01    Indemnification by Seller Indemnitors.
(e)    From and after the Closing, the Seller Indemnitors, severally (each Seller Indemnitor for its Pro Rata Share as provided in Section 12.04(c)) and not jointly, shall indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to (i) any breach of any representation or warranty (other than any representation and warranty set forth in Section 3.01, 3.02, 3.03 or 3.04) or covenant made by Seller Parent in this Agreement or in any certificate delivered pursuant hereto, provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused solely by the gross negligence or willful misconduct of Purchaser or its Representatives, and (ii) any of the Excluded Liabilities. Notwithstanding the foregoing, where (A) the breach of a representation or warranty made by Seller Parent in this Agreement or in any certificate delivered pursuant hereto (other than any representation and warranty set forth in Section 3.01, 3.02, 3.03 or 3.04) occurs as a result of an intentional or fraudulent misrepresentation of the Seller Parent, or (B) the breach of a covenant made by Seller Parent in this Agreement occurs as a result of fraud, gross negligence or the willful misconduct of the Seller Parent (each, a “Willful Breach”), the Purchaser Indemnified Parties will have no recourse to or remedy against the Marubeni Indemnitor and the CDPQ Indemnitor in respect of such Willful Breach, and the Invenergy Indemnitor will be liable under this Section 12.01(a) for its Pro Rata Share and the Marubeni Indemnitor’s Pro Rata Share and the CDPQ Indemnitor’s Pro Rata Share of the Losses directly resulting from such Willful Breach, but, in each case, only if and to the extent such Willful Breach does not result from any action or inaction of the Marubeni Indemnitor or the CDPQ Indemnitor, as applicable, or any of their respective Affiliates.
(f)    From and after the Closing, Invenergy Indemnitor shall indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any breach of any representation or warranty of Invenergy Indemnitor set forth in Section 3.01 or 3.02, provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused solely by the gross negligence or willful misconduct of Purchaser or its Representatives.
(g)    From and after the Closing, Marubeni Indemnitor shall indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any breach of any representation or warranty of Marubeni Indemnitor set forth in Section 3.03, provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused solely by the gross negligence or willful misconduct of Purchaser or its Representatives.
(h)    From and after the Closing, CDPQ Indemnitor shall indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to any breach of any representation or warranty of CDPQ Indemnitor set forth in Section 3.04, provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused solely by the gross negligence or willful misconduct of Purchaser or its Representatives.
(i)    The amount of any indemnity payable by a Seller Indemnitor pursuant to this Section 12.01 shall be reduced by an amount equal to its Pro Rata Share of all insurance proceeds actually received by the Purchaser Indemnified Parties (net of all expenses of recovery) as of the time such indemnification payment is required to be paid in respect of the Losses arising out of the occurrence of the event giving rise to the indemnification obligation hereunder. If the amount of any Indemnified Party’s Loss, at any time subsequent to any Indemnifying Party making a payment under this Article 12, is reduced by recovery, settlement or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (for the purposes of this Section 12.01(e) only, collectively, “Third Party Recoveries”), the amount of such Third Party Recoveries, net of any out-of-pocket costs and expenses (including reasonable legal fees and expenses) reasonably incurred by the Indemnified Party in seeking such Third Party Recoveries, shall be repaid by such Indemnified Party to such Indemnifying Party within fifteen (15) days after receipt thereof (or credit therefor) by such Indemnified Party up to the amount of the payments made by such Indemnifying Party to such Indemnified Party and among the Seller Indemnitor(s) in accordance with their respective Pro Rata Share. If any portion of Losses to be reimbursed by any Indemnifying Party may be covered, in whole or in part, by Third-Party Recoveries, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (for the purposes of this Section 12.01(e) only, a “Notice of Third Party Recovery”). If any Indemnifying Party so requests within one hundred and eighty (180) days after receipt of a Notice of Third Party Recovery, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of Third Party Recoveries.
(j)    From and after the Closing Date, each Seller Indemnitor shall be entitled to discharge its obligation to indemnify and save the Purchaser Indemnified Parties harmless pursuant to this Section 12.01 by contributing indirectly in Seller a cash amount equal to the full amount of indemnification the indemnified party of the Purchaser Indemnified Parties is entitled to pursuant to this Section 12.01 and by causing Seller to pay immediately the proceeds of such contribution to such indemnified party of the Purchaser Indemnified Parties. The Parties agree that any such payment shall constitute a refund of the Purchase Price by Seller, including for Tax purposes. Each Seller Indemnitor’s obligation to indemnify and save the Purchaser Indemnified Parties harmless for and from any Loss pursuant to this Section 12.01 shall be considered to have been complied with and shall be extinguished only upon the indemnified member of the Purchaser Indemnified Parties receiving the full amount of indemnification it is entitled to pursuant to this Section 12.01.
12.02    Indemnification by Purchaser.
From and after the Closing Date, Purchaser shall indemnify and hold harmless the Seller Parent Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to (i) any breach of any representation or warranty or covenant made by Purchaser in this Agreement or in any certificate delivered pursuant hereto; provided, however, that the foregoing indemnity shall not apply to the extent such Losses are caused by the gross negligence or willful misconduct of Seller Parent, Seller, Seller Indemnitors or any of their Representatives, (ii) any of the Assumed Liabilities or any failure of Purchaser to timely fulfill or perform the Assumed Liabilities or any of them (excluding any Assumed Liabilities in respect of which, and to the extent that, Purchaser is entitled to be indemnified pursuant to this ARTICLE 12 (without giving effect to the Deductible)); and (iii) any Action or Proceeding commenced by or on behalf of any Project Personnel, including an Action or Proceeding commenced by or on behalf of any Project Personnel which relate to termination or severance related liability, arising from or relating to any breach by Purchaser of its obligation to offer employment to such Project Personnel in compliance with Section 7.06(b). The amount of any such indemnity payable by Purchaser to a Seller Parent Indemnified Party shall be reduced by the amount of all insurance proceeds actually received by such Seller Parent Indemnified Party (net of all expenses of recovery) as of the time such indemnification payment is required to be paid in respect of the Losses arising out of the occurrence of the event which gave rise to the indemnification obligation hereunder.
12.03    Period for Making Claims.
No claim under this Agreement may be made unless the Indemnified Party shall have delivered to the Indemnifying Party, with respect to any claim for indemnification pursuant to Section 12.01(a)(i), 12.01(b), 12.01(c), 12.01(d) or 12.02(i) for breach of any representation or warranty, a written notice of claim prior to the date that is eighteen (18) months after the Closing Date; provided, however, that (a) a claim for any breach of any representation or warranty contained in this Agreement involving fraud or fraudulent misrepresentation shall survive the Closing indefinitely, (b) a claim for any breach of Section 4.08 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations or assessment or reassessment period (including any extensions thereto to the extent that such statute of limitations may be tolled or such assessment or reassessment period extended), (c) Sections 3.01(a), 3.01(b), 3.02(a), 3.02(b), 3.03(a), 3.03(b), 3.04(a), 3.04(b), 4.01, 4.02, 4.14(d), 5.01(a), 5.01(b), 5.02(a) and 5.02(b) (the “Fundamental Representations”) shall survive the Closing for thirty-six (36) months, and (d) a claim for indemnification pursuant to Section 12.01(a)(ii), 12.02(ii), or 12.02(iii), as applicable, shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled); provided, further, that if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 12.05(a) on or prior to the last day of the applicable foregoing survival period, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this ARTICLE 12 shall survive with respect to such claim until such claim is finally resolved. Notwithstanding anything to the contrary in this Agreement, all of the Parties’ and the Seller Indemnitors’ post-Closing covenants shall survive until performed.
12.04    Limitations on Claims.
(c)    Subject to Sections 12.04(b) and 12.04(c), the Indemnifying Party shall not have any obligation to indemnify the Indemnified Party until the aggregate of all such Losses exceeds an amount equal to one percent (1%) of the Cash Purchase Price actually paid by Purchaser as of the relevant date (the “Deductible), at which time the Indemnifying Party shall be required to indemnify the Indemnified Party for all amount in excess of the Deductible.
(d)    Subject to Section 12.04(c), the aggregate liability of the Seller Indemnitors, collectively, and the aggregate liability of Purchaser under this ARTICLE 12 shall be limited to an amount equal to fifteen (15%) of the Cash Purchase Price actually paid by Purchaser as of the relevant date (the “Cap”) unless arising from breach of any Fundamental Representation or any covenant, in which case the aggregate liability of the Seller Indemnitors, collectively and the

Purchaser shall not exceed one hundred percent (100%) of the Cash Purchase Price; provided, however, that the Deductible, and the Cap shall not apply to any claim for indemnification pursuant to (i) Section 12.01 or Section 12.02 in respect of any claim involving fraud or fraudulent misrepresentation or willful misconduct or any breach of any representation or warranty contained in Section 4.08 or (ii) Sections 12.01(a)(ii), 12.02(ii) or 12.02(iii).
(e)    Without limiting Section 12.04(b), the liability of each Seller Indemnitor (individually) in respect of each claim for indemnification under this ARTICLE 12 shall not exceed an amount equal to such Seller Indemnitor’s Pro Rata Share of the Recoverable Amount in respect of such claim for indemnification; provided that (i) the aggregate liability of each Seller Indemnitor (individually) under this ARTICLE 12 shall not exceed an amount equal to such Seller Indemnitor’s Pro Rata Share of the Cap, and (ii) the aggregate liability of each Seller Indemnitor (individually) under this ARTICLE 12 resulting from breaches of Fundamental Representations or covenants shall not exceed such Seller Indemnitor’s Pro Rata Share of one hundred (100%) of the Cash Purchase Price.
(f)    Notwithstanding any provision to the contrary, all claims for indemnification under this ARTICLE 12 and other recourses in respect of breaches of any representations, warranties, covenants, agreements or undertakings of Seller Parent or Seller in this Agreement and in any certificates delivered pursuant hereto shall be made solely and exclusively against the Seller Indemnitors in accordance with this ARTICLE 12 and the Purchaser Indemnified Parties shall not, in that regard, have any claim or recourse whatsoever against Seller Parent or Seller.
12.05    Procedure for Indemnification.
(a)    Notice. Whenever any claim shall arise for indemnification under this ARTICLE 12, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.
(b)    Settlement of Losses. The Indemnified Party shall not settle, consent to the entry of a judgment of or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.
(c)    Control and Management of Claims. The Seller Indemnitors hereby acknowledge and agree that, notwithstanding any agreement between any of the Seller Indemnitors or their respective Affiliates, the Invenergy Indemnitor will control and manage any and all claims for indemnification arising under Section 12.01(a), including the control and management of any claim or legal proceeding in respect of which the Seller Indemnitors, as Indemnifying Parties, may assume the defense and control pursuant to Section 12.06. Any action taken by the Invenergy Indemnitor shall be binding on all Seller Indemnitors; provided that the Invenergy Indemnitor shall not settle, consent to the entry of a judgment of or compromise any such claim without the prior written consent of the other Seller Indemnitors (which consent shall not be unreasonably withheld or delayed). Each of the Seller Indemnitors agrees to reimburse the Invenergy Indemnitor for the out-of-pocket costs, fees and expenses (including legal expenses) incurred in connection with the control and management of any such claim. The Invenergy Indemnitor shall keep the Seller Indemnitors informed of the development and process of any such claim and shall consult with the Seller Indemnitors on any significant decision to be made in connection with any such claim. Notwithstanding the aforementioned, the Seller Indemnitors agree that if any defense to a claim for indemnification is available to a Seller Indemnitor and is not available to all Seller Indemnitors, such Seller Indemnitor shall be entitled to pursue that part of the defense by retaining its own legal counsel at its own costs and will coordinate its efforts with those of the Invenergy Indemnitor except to the extent that the defense presents a conflict of legal interests amongst the Seller Indemnitors in which case the applicable Seller Indemnitor shall have sole control of its defense at its own costs. For greater certainty, each Seller Indemnitor will be responsible for the control and management of any and all claims for indemnification made against such Seller Indemnitor pursuant to Section 12.01(b), 12.01(c) or 12.01(d), as applicable. Whenever a Seller Indemnitor receives any claim for indemnification pursuant to Section 12.01(b), 12.01(c) or 12.01(d), as applicable, such Seller Indemnitor shall promptly notify the other Seller Indemnitors of the claim and, when known, the facts constituting the basis for such claim. Purchaser may rely and shall be protected in acting or refraining from acting upon any written notice (including, but not limited to, electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the Invenergy Indemnitor (or a Person believed by it to be the Invenergy Indemnitor) and Purchaser shall have not have any obligation to review or confirm that actions taken pursuant to such notice in accordance with this Agreement comply with any other agreement or document.
12.06    Rights of Indemnifying Party.
(a)    Right to Assume the Defense. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person other than the Indemnified Party, the Indemnifying Party, may, upon written notice to the Indemnified Party, assume and control the defense of any such claim or legal proceeding, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof; provided, however, the Indemnifying Party may not assume and control such defense if it would be a material conflict of interest or materially adverse to the interests of the Indemnified Party.
(b)    Procedure. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings, and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnified Party shall provide any information or authorization as may be reasonably necessary to allow the Indemnifying Party to defend such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense, or take any other actions it reasonably believes to be necessary or appropriate to protect its interests.

(c)    Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(d)    Decline to Assume the Defense. If (a) the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party, (b) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (c) the claim seeks an injunction or equitable relief against the Indemnified Party, or (d) the Indemnifying Party is failing to prosecute or defend such claim in good faith, then: (i) the Indemnified Party may defend against such claim or litigation, at the sole cost and expense (which cost and expense shall be reasonable) of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim or litigation, subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its sole cost and expense.
12.07    Exclusive Remedy.
Notwithstanding anything to the contrary which may be contained herein, (i) the indemnities set forth in this ARTICLE 12 shall become effective as of the Closing and (ii) except as set forth in Section 7.04, ARTICLE 10 or Section 15.04, if the Closing shall occur the indemnities set forth in this ARTICLE 12 shall be the exclusive remedies of the Seller Parent Indemnified Parties and the Purchaser Indemnified Parties due to breach or misrepresentation of, or inaccuracy in, a representation or warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.
12.08    Treatment of Payment.
All amounts payable by Purchaser to Seller pursuant to Section 12.02 will be deemed to be an increase to the Purchase Price for Tax and all other applicable purposes.
12.09    Payment of Claims.
All indemnity claims shall be paid by an Indemnifying Party in immediately available funds within twenty (20) days after its receipt of the corresponding claims under Section 12.03 (the “Indemnity Payment Date”) unless any such claim is disputed in good faith by the Indemnifying party within such twenty (20) day period. If an Indemnifying Party so disputes any such claim, the Indemnifying Party shall make payment of any amount of such claim which is not disputed by not later than the Indemnity Payment Date, and shall withhold payment of the disputed amount of such claim until final determination of liability with respect to such claim in accordance with this Agreement, whereupon the Indemnifying Party shall pay the amount so determined to be owed.

ARTICLE 13
TERMINATION
13.01    Termination.
This Agreement may be terminated at any time prior to Closing as follows:
(a)    by mutual written consent of Purchaser and the Seller Parent;
(b)    by either Seller Parent or Purchaser if the Closing has not occurred on or before December 15, 2015 (the “Termination Date”) and the failure to consummate the transactions contemplated by this Agreement is not caused by a breach of this Agreement by the terminating party;
(c)    by Purchaser if there has been a breach by Seller Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in ARTICLE 8, and (ii) either (x) cannot be cured prior to the Termination Date, or (y) is a breach of Seller Parent’s obligations to cause the Seller to transfer the Acquired Assets at the Closing in accordance with this Agreement; and
(d)    by Seller Parent if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in ARTICLE 9, and (ii) either (x) cannot be cured prior to the Termination Date, or (y) is a breach of Purchaser’s obligations to pay the Purchase Price at the Closing in accordance with this Agreement.
13.02    Effect of Termination.
(b)    If this Agreement is validly terminated pursuant to Section 13.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller Parent or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 13.02, and the entirety of 15.06, 15.07 and 15.14 will continue to apply following any termination; provided, however, that nothing in this Section 13.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).
(c)    Upon termination of this Agreement by a Party for any reason, Purchaser shall, at Seller Parent’s request, return or destroy all documents and other materials of Seller Parent relating to Seller, the Acquired Assets, the Business or the Project or the transactions contemplated hereby. Each Party shall also, at the request of the other Party, return to the other Party or destroy any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement. Unless and until the Closing occurs, all information received by Purchaser with respect to Seller, the Acquired Assets, the Business and the Project or Seller Parent shall remain subject to the Confidentiality Agreement.
ARTICLE 14
COMPETITION ACT APPROVAL
With respect to the Competition Act Approval, Purchaser and Seller Parent will, as soon as practicable and in any event within ten (10) Business Days following the date of this Agreement, prepare and provide joint submissions to the Commissioner of Competition, including an application for an Advance Ruling Certificate. In addition, if requested by Seller Parent or Purchaser, Seller Parent and Purchaser will promptly file a notice under section 114 of the Competition Act. Purchaser and Seller Parent shall cooperate with one another in connection with obtaining the Competition Act Approval. Subject to Laws, Purchaser and Seller Parent shall keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Competition Act Approval, and shall promptly notify each other of any material notice or other material communication (including providing copies of any material correspondence and responses to information requests) from the Commissioner of Competition. Prior to the Closing, neither Purchaser or Seller Parent shall make any submissions or filings or respond to any information requests, or participate in any meetings or any material conversations with the Commissioner of Competition without the prior written approval of Seller Parent or Purchaser (as applicable), such approval not to be unreasonably withheld or delayed. Despite the foregoing, submissions, filings, documentation or other written communications with the Commissioner of Competition may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party shall provide external legal counsel to the other Party non-redacted versions of drafts or final submissions, filings or other written communications with the Commissioner of Competition on the basis that the redacted information will not be shared with its clients.
ARTICLE 15
MISCELLANEOUS
15.01    Waiver of Bulk Sales Laws. The Parties hereby waive compliance with the Bulk Sales Act (Ontario) and will not request a certificate issued under section 6 of the Retail Sales Tax Act (Ontario) or a certificate issued under equivalent Laws in other provinces to the extent such Laws would be applicable to the transactions contemplated by this Agreement.
15.02    Notices.
All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties or the Seller Indemnitors at the following addresses:

If to Purchaser, to:

c/o TerraForm Power, LLC
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
Attention: Legal, TerraForm

and

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn:

If to Seller Parent, to:    Invenergy Wind Canada Green Holdings ULC
c/o Invenergy LLC
One South Wacker Drive, Suite 1800
Chicago, IL 60606
Attention: General Counsel

With a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
1000 de la Gauchetière Street West
Montreal, QC H3B 0A2
Attn:

If to Invenergy Indemnitor, to:    Invenergy Wind Global LLC
c/o Invenergy LLC
One South Wacker Drive, Suite 1800
Chicago, IL 60606
Attention: General Counsel

With a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
1000 de la Gauchetière Street West
Montreal, QC H3B 0A2
Attn:

If to CDPQ Indemnitor, to:    Caisse de dépôt et placement du Québec

Centre CDP Capital
1000, Place Jean-Paul-Riopelle
Montréal, Québec  H2Z 2B3
Canada

c/o Renaud Faucher (Regional Director, Asset Management, North America) (rfaucher@cdpq.com), Olivier Renault (Regional Director, Investments, North America) (orenault@cdpq.com) and Robert Côté (Vice-President, Legal Affairs, Private Equity (rcote@cdpq.com)

If to Marubeni Indemnitor, to:    Marubeni Corporation
c/o Marubeni Power International, Inc.
375 Lexington Avenue, New York, NY 10017-5644
Attention:

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 15.02, or (b) delivered by registered or certified mail or by reputable national overnight courier service in the manner described above to the address provided in this Section 15.02. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.
15.03    Entire Agreement.
This Agreement, the Confidentiality Agreement (subject to Section 15.07), the Bill of Sale, the Lease Assignment, Purchaser Parent Guaranty, the Transition Services Agreement and the exhibits and schedules hereto and thereto, and the other documents executed and delivered on the Closing Date, shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings and all other letters, memoranda or other documents or communications, whether oral, written or electronic, in connection with the negotiation and execution of this Agreement and with respect to the subject hereof.
15.04    Specific Performance.
The Parties agree that if any of the provisions of ARTICLE 6 or ARTICLE 7, Sections 2.01, 2.02, 2.03, 2.05, or Section 15.07 of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Purchaser and Seller Parent shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.
15.05    Time of the Essence.
Time is of the essence with regard to all duties and time periods set forth in this Agreement.
15.06    Expenses.
(a)     Subject to Section 15.06(b), each Party shall pay for, assume and be responsible for the costs and expenses incurred by it in connection with the drafting, negotiation and execution of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby, including the fees and expenses of its legal counsel, accountants and other advisors incurred in connection therewith.
(b)    Notwithstanding anything to the contrary:
(i)    Purchaser shall solely pay for, assume and be responsible for the payment of all fees, costs and expenses (including legal fees and expenses) of the Secured Creditors and the Seller incurred in connection with the negotiation of the Payout Letter, the reimbursement of the Credit Facility Obligations and the release of the Secured Creditors’ Liens (and matters incidental thereto);
(ii)    Purchaser shall pay 50% and Seller shall pay 50% of any requisite filing fees in relation to any filing or application made in respect of the Competition Act;
(iii)    Purchaser agrees to pay for, assume and be responsible for the first one hundred thousand dollars ($100,000) of all fees, costs and expenses (excluding fees, costs and expenses covered by clauses (i) or (ii) of Section 15.06(b)) incurred or payable by Seller or any of its Affiliates as a result of or in connection with the obtaining of the Seller Approvals and the Seller Consents, including the legal fees and expenses incurred in connection thereto by Seller’s counterparties to any Material Seller Contracts (but excluding any fees incurred or paid by Seller or any of its Affiliates, without Purchaser’s prior written approval, to any Person as consideration for obtaining any Seller Approval or Seller Consent where Seller does not have any contractual or other legally binding obligation to pay such fees). The Purchaser and Seller Indemnitors agree that all such fees, costs and expenses which are in excess of one hundred thousand dollars ($100,000) shall be paid 50% by the Seller Indemnitors in accordance with their Pro Rata Share and 50% by Purchaser.
15.07    Confidentiality.
Unless and until the Closing occurs, all information disclosed to a Party by another Party pursuant to this Agreement shall be governed by the Confidentiality Agreement and the Parties will abide by the provisions of the Confidentiality Agreement. From and after the Closing Date the Confidentiality Agreement no longer applies with respect to information relating to the applicable

Project and Acquired Assets. With respect to the Project, from and after the Closing Date, the Seller Parent will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Acquired Assets and the Project, provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Law or judicial process (provided that if permitted by Law, each Party agrees to give the other Party prior notice of such disclosure in sufficient time to permit such other Party to obtain a protective order should they so determine), (b) in connection with any litigation between the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under the Investment Documents, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives, and (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates). Notwithstanding anything to the contrary, Purchaser acknowledges and agrees that all information disclosed to any Seller Indemnitor and any of its Affiliates shall be permitted and shall not constitute a breach of the Confidentiality Agreement or of this Section 15.07 to the extent that such recipients hold such information in strict confidence.
15.08    Waiver.
Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 15.02. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
15.09    Amendment.
This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party, provided that any amendment, supplement or modification to the definition of Pro Rata Share or to ARTICLE 12 shall also require the signatures of the Seller Indemnitors. Notwithstanding the forgoing nor anything in this Agreement to the contrary, this Section 15.09 and Sections 15.10, 15.13, 15.14, 15.15 and 15.22, in each case solely as such Section relates to the Financing Sources (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of this Section 15.09 or Sections 15.10, 15.13, 15.14, 15.15 or 15.22, in each case solely as such Section relates to the Financing Sources) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Lead Arrangers.
15.10    No Third Party Beneficiary.
The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE 10 or ARTICLE 12, except that the Financing Sources shall be third party beneficiaries of Section 15.09, this Section 15.10, and Sections 15.13, 15.14, 15.15 and 15.22 hereof, in each case solely as such Sections relate to the Financing Sources.
15.11    Assignment.
The rights and obligations of the Parties and the Seller Indemnitors under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided however, that (a) any such assignment by any Party to an Affiliate of Purchaser or Seller Parent, as applicable, following the Closing shall not require consent so long as the guaranties provided by the assignor party remain in full force and effect and are applicable to such Affiliate assignee, and any such Affiliate assignee agrees to be bound by this Agreement and such assignment shall not relieve the assignor party from its obligations hereunder, and (b) any assignment following the Closing of this Agreement or any other Transaction Documents as a result of any winding-up or liquidation of Seller, General Partner, Seller Parent or their direct or indirect shareholders or partners (excluding any Seller Indemnitor) shall not require consent of Purchaser so long as the applicable assignee agrees to assume all obligations and liabilities of the entity being wound-up or liquidated pursuant to this Agreement and any other Transaction Documents to which the entity being wound-up or liquidated is a party. The Purchaser agrees, upon request by Seller Parent, to release and discharge the entity being wound-up or liquidated (excluding, for greater certainty, any Seller Indemnitor) of all of its obligations and liabilities pursuant to this Agreement and the other Transaction Documents to which such entity is a party, provided that (i) the applicable assignee assumes all obligations and liabilities of the entity being wound-up or liquidated pursuant to this Agreement and any other Transaction Documents to which the entity being wound-up or liquidated is a party and (ii) such release and discharge does not and shall not affect the obligations of the Seller Indemnitors pursuant to this Agreement.
15.12     Severability.
Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. Should any provision of this Agreement be or become invalid or unenforceable as a whole or in part, this Agreement shall be reformed to come closest to the original intent and purpose of the Parties.
15.13    Governing Law.
THIS AGREEMENT (INCLUDING THE PROVISIONS RELATING TO THE FINANCING SOURCES) SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
15.14    Consent to Jurisdiction.

ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, INCLUDING LEGAL PROCEEDINGS AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, EXCEPT THAT ACTIONS TO COLLECT ON OR ENFORCE AN INTERIM OR FINAL JUDGEMENT MAY BE FILED IN ANY COURT HAVING JURISDICTION. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES AND THE SELLER INDEMNITORS TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES AND THE SELLER INDEMNITORS WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION 15.14. EACH PARTY AND SELLER INDEMNITOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 15.14, AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, SHALL HAVE IN PERSONAM JURISDICTION OVER EACH OF THEM FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING. EACH PARTY AND SELLER INDEMNITOR HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 15.14 BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN SECTION 15.02. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
15.15    Waiver of Jury Trial.
TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT INCLUDING LEGAL PROCEEDINGS AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
15.16    Attorneys’ Fees.
If suit or action is filed by any Party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees related thereto (as the prevailing Party and the amount of recoverable attorneys’ fees are determined by a court of competent jurisdiction in a final non-appealable order).
15.17    Limitation on Certain Damages.

NO CLAIMS SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING, ONLY IF THE CLOSING DOES NOT OCCUR, DAMAGES FOR LOST OPPORTUNITY, LOST PROFITS OR REVENUES OR LOSS OF USE OF SUCH PROFITS OR REVENUES) (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR UNLESS SUCH DAMAGES ARE AWARDED TO A THIRD PERSON AS BEING PAYABLE TO SUCH THIRD PERSON BY AN INDEMNIFIED PARTY PURSUANT TO A CLAIM IN RESPECT OF WHICH SUCH INDEMNIFIED PARTY IS ENTITLED TO BE INDEMNIFIED IN ACCORDANCE WITH ARTICLE 12.
15.18    Disclosures.
Seller Parent or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller Parent’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by Seller Parent or Purchaser that such item represents a material exception or fact, event, or circumstance.
The information and disclosures contained in each schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each of the other schedules of the Disclosure Schedules only if there is an explicit cross-reference thereto.
15.19    Facsimile Signature; Counterparts.
This Agreement may be executed in any number of counterparts and by separate Parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in either Tagged Image File Format (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart hereof.
15.20    Public Announcements.

Each Party will consult with the other Parties before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and will not issue, or permit any of its respective Affiliates to issue, any such press release or make any such public statement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed) unless such action is required by Law. The Parties each will be given the opportunity to review in advance, upon their respective request all information relating to this Agreement, the transactions contemplated hereby that appears in any energy regulatory filing made in connection with the transactions contemplated hereby or thereby.
15.21    No Strict Construction.
This Agreement, the Confidentiality Agreement, the Purchaser Parent Guaranty, the Bill of Sale, the Leasehold Assignment, the Transition Services Agreement and the exhibits and schedules hereto and thereto are the result of negotiations among, and have been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement, the Confidentiality Agreement, the Purchaser Parent Guaranty, the Bill of Sale, the Transition Services Agreement and the exhibits and schedules hereto and thereto shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against any Party.
15.22    Financing Sources.
Notwithstanding anything to the contrary in this Agreement, the Financing Sources (in their capacity as such) shall not have any liability to the Seller, the Seller Parent, or any of their respective equity holders, Representatives or Affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby, whether at law or equity, in contract or tort or otherwise, and the Seller, the Seller Parent, any of the Seller Indemnitors and their respective equity holders, Representatives and Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequent, special, exemplary or punitive damages, against any Financing Source (in its capacity as such) under this Agreement or the financing of the transactions contemplated hereby, whether at law or equity, in contract tort or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Purchaser”
TERRAFORM IWG ONTARIO HOLDINGS, LLC

By: /s/ Chris Moakley
Name: Chris Moakley
Title: Authorized Representative

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Seller Parent”
INVENERGY WIND CANADA GREEN HOLDINGS ULC

By: /s/ James T. Murphy

Name:    James T. Murphy

Title: Vice President

IN WITNESS WHEREOF, the Invenergy Indemnitor, by intervening to this Agreement by its duly authorized representative(s) as of the date first above written, hereby agrees to be bound by the provisions of this Agreement for the purposes of providing the representations and warranties of the Invenergy Indemnitor set forth in Section 3.02 and the indemnities and other covenants of the Indemnitors set forth in ARTICLE 12.

“Invenergy Indemnitor”
INVENERGY WIND GLOBAL LLC

By: /s/ James T. Murphy

Name:    James T. Murphy

Title: Vice President

IN WITNESS WHEREOF, the Marubeni Indemnitor, by intervening to this Agreement by its duly authorized representative(s) as of the date first above written, hereby agrees to be bound by the provisions of this Agreement for the purposes of providing the representations and warranties of the Marubeni Indemnitor set forth in Section 3.03 and the indemnities and other covenants of the Indemnitors set forth in ARTICLE 12.

“Marubeni Indemnitor”
MARUBENI CORPORATION

By: /s/ Takashi Fujinaga

Name:    Takashi Fujinaga

Title: General Manager of Overseas Power Project Dept. - III,
Power Projects Division, Power Projects & Plant Group

IN WITNESS WHEREOF, the CDPQ Indemnitor, by intervening to this Agreement by its duly authorized representative(s) as of the date first above written, hereby agrees to be bound by the provisions of this Agreement for the purposes of providing the representations and warranties of the CDPQ Indemnitor set forth in Section 3.04 and the indemnities and other covenants of the Indemnitors set forth in ARTICLE 12.

“CDPQ Indemnitor”
CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

By: /s/ Macky Tall

Name:    Macky Tall

Title: Senior Vice President

By: /s/ Jean-Etienne Leroux

Name:    Jean-Etienne Leroux

Title: Regional Director
Investment and Asset Management

EXHIBIT A
BILL OF SALE
See attached.

EXHIBIT B
LEASEHOLD ASSIGNMENT
See attached.

EXHIBIT C
[RESERVED]

EXHIBIT D
FORM OF CLOSING CERTIFICATE OF SELLER PARENT

Pursuant to Section 8.08(a) of that certain Asset Purchase and Sale Agreement by and between INVENERGY WIND CANADA GREEN HOLDINGS ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Seller Parent”) and TerraForm IWG Ontario Holdings, LLC, a Delaware limited liability company, and to which intervene INVENERGY WIND GLOBAL LLC, Delaware limited liability company, CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC and MARUBENI CORPORATION, dated June 30, 2015, (the “Agreement”), the undersigned, [NAME], in his capacities as [TITLE] of Seller Parent, hereby certifies that he is authorized to execute and deliver this certificate and hereby certifies on behalf of Seller parent (solely in his capacity as [TITLE] of Seller Parent and not in his personal capacity and without personal liability thereof) as follows:

1.
The representations and warranties made by Seller Parent in the Agreement are true and correct in all material respects as of the date hereof (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which are true and correct in all respects) as though such representations and warranties were made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

2.	Seller Parent has performed in all material respects the obligations and covenants required under the Agreement to be so performed by Seller Parent at or prior to the date hereof.

3.
No Order has been entered, and no Action or Proceeding has been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or would adversely affect the right of Purchaser to own the Acquired Assets.

4.	All Seller Approvals required for the consummation of the transactions contemplated by the Agreement have been obtained and are in full force and effect.

5.	All Seller Consents required for the consummation of the transactions contemplated by the Agreement have been obtained and are in full force and effect.

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned executed this certificate as of this ____day of ______, 201_.

____________________________
Name :
Title:

EXHIBIT E
FORM OF SECRETARY’S CERTIFICATE OF SELLER PARENT

Pursuant to Section 8.08(b) of that certain Asset Purchase and Sale Agreement, dated June 30, 2015 (the “Agreement”) by and between INVENERGY WIND CANADA GREEN HOLDINGS ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (the “Seller Parent”) and TerraForm IWG Ontario Holdings, LLC, a Delaware limited liability company (“Purchaser”), and to which intervene INVENERGY WIND GLOBAL LLC, a Delaware limited liability company, CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC and MARUBENI CORPORATION, [NAME] hereby certifies to Purchaser that he is the duly appointed Secretary of Seller Parent, and as follows on behalf of Seller Parent (solely in his capacity as Secretary of Seller Parent and not in his personal capacity and without personal liability therefor):

•
Attached hereto as Exhibit A is a true and complete copy of the Articles of Incorporation of Seller Parent as certified by [___], which remains in full force and effect and has not been amended, rescinded or modified since the respective date thereof and no amendment of such document is pending or has been proposed;

•
Attached hereto as Exhibit B is a true and complete copy of the bylaws of Seller Parent which remains in full force and effect and has not been amended, rescinded or modified since the respective date thereof and no amendment of such document is pending or has been proposed;

•	Attached hereto as Exhibit C is a true, correct and complete copy of the certificate of status of Seller Parent, issued by the Alberta Corporate Registry as of a recent date;

•
Attached hereto as Exhibit D is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of Seller Parent authorizing the execution, delivery and performance of the Agreement and other documents to be executed in connection therewith, and such resolutions were duly adopted by the Board of Directors and have not been rescinded or amended as of the date hereof;

•
Attached hereto as Exhibit E is a certificate of incumbency as to the officers of Seller Parent who signed the Agreement and who will sign the other documents to be executed in connection therewith on behalf of Seller Parent. The signature of each officer set forth thereon is the true and genuine signature of such individual;

•
Attached hereto as Exhibit F is a true and complete copy of the amended and restated limited partnership agreement of Raleigh Wind Power L.P. (“Raleigh LP”) which remains in full force and effect and has not been amended, rescinded or modified since the date thereof and no amendment of such document is pending or has been proposed;

•	Attached hereto as Exhibit G is a true, correct and complete copy of the certificate of good standing of Raleigh LP, issued by [_____] as of a recent date.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this [____] day of [___], 201[__].

____________________________________
Name:
Title: Secretary

EXHIBIT F
FORM OF CLOSING CERTIFICATE OF PURCHASER

Pursuant to Section 9.06(a) of that certain Asset Purchase and Sale Agreement by and between INVENERGY WIND CANADA GREEN HOLDINGS ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Seller Parent”) and TerraForm IWG Ontario Holdings, LLC, a Delaware limited liability company (“Purchaser”), and to which intervene INVENERGY WIND GLOBAL LLC, Delaware limited liability company, CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC and MARUBENI CORPORATION, dated June 30, 2015, (the “Agreement”), the undersigned, [NAME], in his capacities as [TITLE] of Purchaser, hereby certifies that he is authorized to execute and deliver this certificate and hereby certifies on behalf of Purchaser to Seller Parent (solely in his capacity as [TITLE] of Purchaser and not in his personal capacity and without personal liability thereof) as follows:

1.
The representations and warranties made by Purchaser in the Agreement are true and correct in all material respects as of the date hereof (except for any of such representations and warranties that are qualified by materiality, including by reference to material adverse effect, which are true and correct in all respects) as though such representations and warranties were made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

2.	Purchaser has performed in all material respects the obligations and covenants required under the Agreement to be so performed by Purchaser at or prior to the date hereof.

3.
No Order has been entered, and no Action or Proceeding has been instituted or threatened that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by the Agreement.

4.	All Purchaser Approvals required for the consummation of the transactions contemplated by the Agreement have been obtained and are in full force and effect.

5.	All Purchaser Consents required for the consummation of the transactions contemplated by the Agreement have been obtained and are in full force and effect.
All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned executed this certificate as of the date first written above.

[___________________]

By:____________________________
Name:
Title:

EXHIBIT G
FORM OF SECRETARY’S CERTIFICATE OF PURCHASER
Pursuant to Section 9.06(b) of that certain Asset Purchase and Sale Agreement by and between INVENERGY WIND CANADA GREEN HOLDINGS ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Seller Parent”) and TerraForm IWG Ontario Holdings, LLC, a Delaware limited liability company (“Purchaser”) and to which intervene INVENERGY WIND GLOBAL LLC, Delaware limited liability company, CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC and MARUBENI CORPORATION, dated June 30, 2015, (the “Agreement”), [NAME], hereby certifies to Seller Parent that he is the duly appointed Authorized Representative of Purchaser, and as follows on behalf of Purchaser (solely in his capacity as an Authorized Representative of Purchaser and not in his personal capacity and without personal liability therefor):

•
Attached hereto as Exhibit A is a true and complete copy of Purchaser’s Certificate of Formation, which remains in full force and effect and has not been amended, rescinded or modified since the respective date thereof and no amendment of such document is pending or has been proposed;

•
Attached hereto as Exhibit B is a true and complete copy of Purchaser’s Limited Liability Company Agreement, which remains in full force and effect and has not been amended, rescinded or modified since the date hereof and no amendment of such document is pending or has been proposed; and

•
Attached hereto as Exhibit C is a true and complete copy of the resolutions duly adopted by the sole member and managing member of Purchaser (the “Sole Member”) authorizing the execution, delivery and performance of the Agreement, and such resolutions were duly adopted by the sole member and managing member and have not been rescinded or amended as of the date hereof.

•	Attached hereto as Exhibit D is a certificate of good standing of Purchaser, certified by the Secretary of State of the State of Delaware as of a recent date; and

•
Attached hereto as Exhibit E is a certificate of incumbency as to the officers or authorized signatories of Purchaser who signed the Agreement and who will sign the other documents to be executed in connection therewith on behalf of Purchaser. The signature of each officer or authorized signatory set forth thereon is the true and genuine signature of such individual.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this [____] day of [___], 201[__].

____________________________________
Name:
Title: Secretary

EXHIBIT H
FORM OF PURCHASER PARENT GUARANTY

See attached.

EXHIBIT I
FORM OF TRANSITION SERVICES AGREEMENT

See attached.